                                                                EXHIBIT 99.T3E.1



                             EXCHANGE OFFER CIRCULAR
                         THE HALLWOOD GROUP INCORPORATED
                                OFFER TO EXCHANGE
          8.5% Collateralized Subordinated Debentures due July 31, 2005
                                       for
       7% Collateralized Senior Subordinated Debentures due July 31, 2000

--------------------------------------------------------------------------------
THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., BOSTON, MASSACHUSETTS TIME, ON JULY 31, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE").
--------------------------------------------------------------------------------

         The Hallwood Group Incorporated (the "Company") hereby offers to exchange, upon the terms and subject to the conditions set forth in this Exchange Offer Circular (the "Exchange Offering Circular") and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), as each may be amended or supplemented from time to time (collectively referred to herein as the "Exchange Offer"), up to $20,555,443 aggregate principal amount of the Company's 8.5% Collateralized Subordinated Debentures due July 31, 2005 (the "New Collateralized Debentures") for all of its outstanding Collateralized Senior Subordinated Debentures due July 31, 2000 (the "Existing Debentures") held by registered holders (as reflected on the books and records of Norwest Bank Minnesota, National Association, the trustee (the "Old Indenture Trustee") under the indenture (the "Old Indenture") governing the Existing Debentures, at the rate of $100 principal amount of 8.5% Debentures for each $100 principal amount of Existing Debentures validly tendered and accepted in accordance herewith.

        Exchanging holders of Existing Debentures will be entitled to receive accrued interest on Existing Debentures tendered and accepted for exchange from the date of the last interest payment (i.e., April 30, 1998 or July 31, 1998).

SEE "SPECIAL CONSIDERATIONS" AND "CERTAIN FEDERAL INCOME TAX
CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN SPECIAL CONSIDERATIONS AND RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE
EXCHANGE OFFER.

THE NEW COLLATERALIZED DEBENTURES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS EXCHANGE OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        On the Expiration Date, subject to the conditions to the Exchange Offer set forth in this Exchange Offering Circular, the Company will accept for exchange any and all Existing Debentures that are properly tendered and not withdrawn. See "THE EXCHANGE OFFER -- Exchange and Tendering Procedures."

        The Company expressly reserves the right to (i) waive any and all conditions of the Exchange Offer, (ii) extend the period of the Exchange Offer,
(iii) modify the terms of the New Collateralized Debentures, (iv) terminate the Exchange Offer or (v) otherwise amend the Exchange Offer in any respect, subject to the terms set forth in this Exchange Offering Circular. Any such waiver, extension, modification, termination or amendment will be followed as promptly as practicable by a public announcement thereof. The Exchange Offer is not conditioned upon a specified minimum principal amount of Existing Debentures being tendered in the Exchange Offer. See "THE EXCHANGE OFFER -- Conditions of the Exchange Offer."

        The Existing Debentures are traded on the New York Stock Exchange (the "NYSE"). On ________, 1998, the high and low bid prices, respectively, for (i) Existing Debentures were $_____ and $_____, per $100 face value, respectively. The Company has filed an application with the NYSE to list the New Collateralized Debentures for trading on the NYSE. See "CERTAIN MARKET INFORMATION REGARDING THE EXISTING DEBENTURES."

THE EXCHANGE OFFER IS NOT BEING MADE TO, AND THE COMPANY WILL NOT ACCEPT TENDERS FOR EXCHANGE FROM, HOLDERS OF EXISTING DEBENTURES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH APPLICABLE SECURITIES OR BLUE SKY LAWS.

        THIS EXCHANGE OFFERING CIRCULAR IS FIRST BEING MAILED TO HOLDERS OF EXISTING DEBENTURES ON OR ABOUT JUNE 22, 1998.

                            SOLICITATION OF EXCHANGE

         The Exchange Offer is being made by the Company only to holders of Existing Debentures in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. The Company will therefore not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Existing Debentures. Regular employees and directors of the Company and its wholly-owned subsidiaries may solicit tenders from holders of Existing Debentures and will answer inquiries concerning this Exchange Offering Circular, but they will not receive additional compensation therefor.

         The Company has made no arrangements for, and has no understanding with, any broker, dealer, salesman or other person regarding the solicitation of exchanges of Existing Debentures for New Collateralized Debentures hereunder. No person has been authorized to give any information or to make any representation not contained in this Exchange Offering Circular in connection with the Exchange Offer and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. Neither the delivery of this Exchange Offering Circular nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company and its subsidiaries since the respective dates as of which information is given herein.

                        EXCHANGE AGENT; INFORMATION AGENT

         The Company has retained State Street Bank and Trust Company to act as exchange agent (the "Exchange Agent") with respect to the Exchange Offer. The Company has appointed Hallwood Petroleum, Inc. as information agent (the "Information Agent"). Any debenture holder who requires assistance or additional copies of this Exchange Offering Circular or the accompanying Letter of Transmittal should contact the Information Agent at (800) 882-9225. Debenture holders must deliver the Letter of Transmittal, certificates representing Existing Debentures and any other documents required by the Letter of Transmittal to the Exchange Agent: State Street Bank and Trust Company, Two International Place, Boston, Massachusetts, 02110.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


        The Annual Report of the Company for the year ended December 31, 1997, including the financial statements included therein (the "1997 Annual Report"), is supplied herewith. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, as filed with the Commission on May 13, 1998, including the financial statements therein (the "Form 10-Q"), is supplied herewith. The Company's Proxy Statement, dated April 10, 1998, in connection with its Annual Meeting of Stockholders held on May 6, 1998 and all other documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") after the date of this Exchange Offering Circular and prior to the Expiration Date shall be deemed to be incorporated by reference in this Exchange Offering Circular and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

        The Company will provide to any person receiving a copy of this Exchange Offering Circular without charge, upon request, a copy of the documents or information incorporated by reference herein. Requests should be directed to the Information Agent at 4582 S. Ulster Street Parkway, Suite 1700, Denver, Colorado, 80237, Attention: Monica Dozier, telephone: (800) 882-9225, or to the Company at 3710 Rawlins, Suite 1500, Dallas, Texas 75219, Attention: Mary Doyle, telephone: (800) 225-0135.

                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
SUMMARY  .........................................................................................................1

THE EXCHANGE OFFER................................................................................................3

PRO FORMA FINANCIAL INFORMATION...................................................................................5

SUMMARY COMPARISON OF EXISTING DEBENTURES AND
          NEW COLLATERALIZED DEBENTURES..........................................................................13

SPECIAL CONSIDERATIONS...........................................................................................19
         General  ...............................................................................................19
         Consequences to Tendering Debenture holders.............................................................19
         Certain Federal Income Tax Risks........................................................................21
         Consequences to Non-Tendering Debenture holders.........................................................22
         Certain Litigation......................................................................................22

CERTAIN MARKET INFORMATION REGARDING THE EXISTING DEBENTURES.....................................................23

THE EXCHANGE OFFER...............................................................................................24
         Terms of the Exchange Offer; Period for Tendering Existing Debentures...................................24
         Position of the Company With Respect to the Exchange Offer..............................................25
         Exchange and Tender Procedures..........................................................................25
         Acceptance of Existing Debentures for Exchange;
                  Delivery of New Collateralized Debentures......................................................27
         Interest on Existing Debentures.........................................................................28
         Withdrawal Rights.......................................................................................28
         Appraisal Rights........................................................................................29
         Backup Withholding......................................................................................29
         Conditions to the Exchange Offer........................................................................29
         No Payments for Solicitation; Payment of Expenses.......................................................30
         Exchange Agent; Assistance..............................................................................30
         Brokerage Commissions, Fees and Transfer Taxes..........................................................30
         Miscellaneous...........................................................................................31

DESCRIPTION OF EXISTING DEBENTURES...............................................................................31
         General  ...............................................................................................31
         Subordination...........................................................................................31
         Collateral Security.....................................................................................32
         Redemption..............................................................................................33
         Events of Default; Rights on Default....................................................................34
         Modification and Amendment of Old Indenture.............................................................35
         Restrictive Covenants...................................................................................35
         Governing Law...........................................................................................36
         The Old Indenture Trustee...............................................................................36

DESCRIPTION OF NEW COLLATERALIZED DEBENTURES.....................................................................36
         General  ...............................................................................................36
         Subordination...........................................................................................37
         Collateral Security.....................................................................................37
         Redemption..............................................................................................40
         Events of Default; Rights on Default....................................................................40
         Modification and Amendment of New Indenture.............................................................42
         Restrictive Covenants...................................................................................42

         Governing Law...........................................................................................43
         The New Indenture Trustee...............................................................................43

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS........................................................................43

         Qualification of the Exchange as a Recapitalization.....................................................43
         Tendering Holders.......................................................................................44
         Other Federal Income Tax Consequences Associated with Ownership of New Collateralized
           Debentures............................................................................................46
         Backup Withholding and Information Reporting............................................................46
         Certain Effects of the Exchange Offer to the Company....................................................47

AVAILABLE INFORMATION............................................................................................47

                                     SUMMARY

         The following summary is qualified in its entirety by the more detailed information contained elsewhere in this Exchange Offering Circular, including the 1997 Annual Report and the Form 10-Q, which are supplied herewith, and the more detailed information contained in the information incorporated herein by reference.

                                   THE COMPANY

         Upon its formation in 1981, The Hallwood Group Incorporated (the "Company") (NYSE:HWG) became engaged in the ownership, operation and management of the real estate portfolios of its corporate predecessors and in the merchant banking business, specializing in assisting troubled companies to implement plans of financial restructuring. After 1981, the Company disposed of its initial real estate portfolio and, through its merchant banking activities, acquired substantial investment positions in a number of previously unaffiliated enterprises. By the early 1990's the Company had become a diversified holding company engaged in three principal activities: asset management, operating subsidiaries and investments in associated companies. In March 1997, the Company sold its investment in ShowBiz Pizza Time, Inc., which was its remaining investment in the associated company segment. Accordingly, the Company and its operating subsidiaries are currently engaged in the commercial and industrial real estate, energy, textile products and hotel businesses and, for financial reporting purposes, considers itself to operate in four business segments: real estate, energy, textile products and hotels. The Company is no longer engaged in the merchant banking business, other than in connection with the businesses in which its operating subsidiaries are engaged. Financial information for each industry segment in which the Company operates is set forth in Note 18 to the Company's consolidated financial statements included in the 1997 Annual Report.

         The Company's principal executive offices are located at 3710 Rawlins, Suite 1500, Dallas, Texas 75219 and its telephone number is (800) 225-0135. See the 1997 Annual Report supplied herewith for a more complete description of the Company's businesses.

       TERMS OF THE EXISTING DEBENTURES AND NEW COLLATERALIZED DEBENTURES

The Existing Debentures

        The Existing Debentures bear interest at 7% per annum, payable quarterly in cash on January 31, April 30, July 31, and October 31, of each year, commencing on April 30, 1993 and mature on July 31, 2000. The Existing Debentures are secured by a pool of assets (the "Security Pool"). The Security Pool consists of all of the issued and outstanding capital stock of the Brookwood Companies Incorporated ("BCI") Brookwood Laminating, Inc., ("BCI") and Kenyon Industries, Inc. ("KII"), each a direct or indirect wholly-owned subsidiary of the Company (BCI, BLI and KII, collectively referred to as the "Brookwood Collateral"), as well as all of the capital stock of HHI.

        BCI is a complete textile service firm that develops and produces innovative fabrics and related products through specialized finishing, treating and coating processes.

        HHI owns leasehold interests in the Longboat Key Holiday Inn hotel in Sarasota, Florida and the Airport Embassy Suites hotel in Oklahoma City, Oklahoma. The Longboat Key Holiday Inn, originally constructed in 1973, is situated on 750 feet of private beach on the Gulf of Mexico. The combination two-story/three-story destination resort hotel is one of the few beach front resorts in one of the prestigious Florida Keys. The hotel has 121 rooms and 25 suites and, as part of the conversion to a Holiday Inn & Suites hotel, was recently renovated at a cost of $3.5 million. The renovation was substantially completed in March 1998. The Airport Embassy Suites hotel is the only full-service, all-suite hotel in Oklahoma City and is strategically located two miles from the Will Rogers International Airport. The six-story, 236-room suite hotel was originally constructed in 1981 and is in excellent condition due to substantial capital investment in recent years. The airport area has developed into Oklahoma City's primary hotel district and draws the highest number of travelers. Capitalizing on its location, the hotel has consistently achieved high levels of market penetration due to its amenities.

        The stock of BCI (the "Brookwood Collateral") is also pledged to The Bank of New York pursuant to a first lien to secure the indebtedness of BCI (the "BCI Senior Indebtedness"), which constitutes Senior Indebtedness under both the Old Indenture and the New Indenture. Therefore, the lien granted on the Brookwood Collateral with respect to the Existing Debentures constitutes a second lien behind the prior lien of The Bank of New York. As of March 31, 1998, the outstanding principal amount of the BCI Senior Indebtedness owed to The Bank of New York was $13,600,000. The stock of HHI is currently subject only to the lien granted to the Existing Debentures.

The New Collateralized Debentures

        The New Collateralized Debentures will bear interest at 8.5% per annum, payable quarterly in cash on January 31, April 30, July 31, and October 31, of each year, commencing on July 31, 1998 and will mature July 31, 2005. Other terms of the New Collateralized Debentures are substantially the same as the terms of the Existing Debentures. The New Collateralized Debentures will be secured by a lien on the Security Pool that is subordinate and junior to the lien in favor of the Existing Debentures, and by a senior lien on the stock (the "Senior Collateral"), of Brock Suite Hotels, Inc. ("Brock Suites").

        Brock Suites owns fee interests in Residence Inn by Marriott hotels located in Tulsa, Oklahoma and Greenville, South Carolina, and a leasehold interest in a Residence Inn by Marriott hotel in Huntsville, Alabama. The Residence Inn in Tulsa was constructed in two phases, in 1981 and 1983, as an upper tier, extended stay hotel. The property is arranged in an apartment-like setting offering a residential environment for extended stay guests. The hotel is comprised of 135 suites in seventeen, two-story residential buildings. Each of the buildings contains eight suites each and offers large rooms and superior amenities. The two-story Gatehouse serves as a registration and lobby area along with a breakfast bar, central gathering area and an executive board room. The property is centrally located within minutes from downtown, the airport and other major business districts. The Greenville, South Carolina hotel was constructed in 1984 as a first-class extended stay Residence Inn hotel. Similar to the Tulsa hotel, the Greenville hotel offers 96 suites in twelve, two-story residential buildings of eight suites each, along with a central Gatehouse. The hotel is centrally located in one of Greenville's fastest growing areas and has maintained strong relationships with the area's primary corporations, which provide a strong customer base for the hotel. The Huntsville, Alabama hotel was also constructed in 1984 as a first-class, extended stay Residence Inn hotel. As with the other Residence Inn hotels, the property is arranged in an apartment-like setting offering a residential environment for extended stay guests. The hotel provides 112 suites in fourteen, two-story residential buildings of eight suites each, along with a central Gatehouse. The hotel is strategically located between Huntsville's two largest research and business centers, which are the largest generators of extended stay guests, and is located only minutes from downtown Huntsville. Huntsville is considered one of the top research and development communities in the United States and is home to several governmental operations, such as the Redstone Arsenal, the Army Aviation and Missile Command and NASA's Marshall Space Flight Center.


                   PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

         The Company believes that the consummation of the Exchange Offer will enhance the Company's liquidity and improve its financial ability to achieve its business plan by deferring the time at which the Company is required to pay in full the Existing Debentures. Although the Company is considering the sale of certain of the assets in the Security Pool, the proceeds of which would be used to redeem the Existing Debentures in whole or in part, the Company believes that the net sales proceeds from such sales will be maximized if the Company has a longer period of time to effect such sales. Accordingly, a principal purpose of the Exchange Offer is to refinance the Existing Debentures with the New Collateralized Debentures having a longer maturity than the Existing Debentures.

        In exchange for participation in the Exchange Offer, holders of Existing Debentures will receive New Collateralized Debentures, which are secured by a first and senior lien on the Senior Collateral and by a subordinate and junior lien on the Security Pool. Consequently, in the event of a bankruptcy or liquidation of the Company, and for so long as the existing prior liens on assets in the Security Pool remain in place, (i) the priority of the liens of the holders of New Collateralized Debentures will be subordinate to those of The Bank of New York with respect to the Brookwood Collateral, and to the Existing Debentures with respect to all of the Security Pool, and (ii) the holders of New Collateralized Debentures will be entitled to receive proceeds of the liquidation of the Security Pool only after payment in full to The Bank of New York and to the holders of the Existing Debentures and all Senior Indebtedness. See "SUMMARY"; "HISTORICAL AND PRO FORMA CAPITALIZATION"; "SPECIAL CONSIDERATIONS -- Consequences to Tendering Debenture holders" and "--Consequences to Non-Tendering Debenture holders"; and "DESCRIPTION OF NEW COLLATERALIZED DEBENTURES."

                               THE EXCHANGE OFFER



EXCHANGE OFFER..................       $100 principal amount of New
                                       Collateralized Debentures for each $100
                                       principal amount of Existing Debentures
                                       validly tendered and not withdrawn prior to the Expiration Date. See "THE EXCHANGE
                                       OFFER."

EXPIRATION DATE.................       5:00 P.M., Boston, Massachusetts time,
                                       on July 31, 1998; provided, that if the
                                       Company extends the period of time for
                                       which the Exchange Offer is open, the
                                       Expiration Date shall be the latest time and date to which the Exchange Offer may be extended.

CONDITIONS TO THE                      The Exchange Offer is subject to certain
EXCHANGE OFFER..................       conditions, however the Exchange Offer is
                                       not conditioned upon a specified minimum principal amount of Existing Debentures being tendered in the Exchange Offer. See
                                       "THE EXCHANGE OFFER -- Conditions to the
                                       Exchange Offer." The Company expressly
                                       reserves the right to (i) waive any and
                                       all conditions of the Exchange Offer,
                                       (ii) extend the period of the Exchange
                                       Offer, (iii) modify the terms of the New
                                       Collateralized Debentures, (iv) terminate the Exchange Offer or (v) otherwise amend the Exchange Offer in any respect, subject to the terms set forth in this Exchange Offering Circular.

FEDERAL INCOME TAX                     For a discussion of certain federal
CONSIDERATIONS..................       income tax considerations of the Exchange
                                       Offer to tendering holders and to the
                                       Company, see "CERTAIN FEDERAL INCOME TAX
                                       CONSIDERATIONS."



                               EXCHANGE PROCEDURES


EXCHANGE PROCEDURES.............       Any holder of Existing Debentures wishing
                                       to participate in the Exchange Offer must complete and sign the accompanying Letter of Transmittal in accordance with the instructions contained therein, and forward or hand deliver them together with any other required documents and certificates for Existing Debentures being tendered to the Exchange Agent on or prior to the Expiration Date. A beneficial owner of Existing Debentures registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such registered holder promptly if such beneficial owner wishes to participate in the Exchange Offer. A registered holder of Existing Debentures held through an account with the Depository Trust Company
                                       ("DTC") will be deemed to be a "holder"
                                       of Existing Debentures for purposes of
                                       the Exchange Offer. A holder of Existing
                                       Debentures unable to tender such holder's certificates for Existing Debentures prior to the Expiration Date may utilize the guaranteed delivery procedures described herein and in the Letter of Transmittal. See "THE EXCHANGE OFFER --
                                       Exchange and Tender Procedures."

ACCEPTANCE OF EXISTING                 Upon the terms and subject to the
DEBENTURES; DELIVERY OF                conditions set forth herein and
NEW COLLATERALIZED                     in the accompanying Letter of
DEBENTURES......................       Transmittal, the Company will
                                       accept for exchange all Existing
                                       Debentures validly tendered and not
                                       withdrawn on or prior to the Expiration
                                       Date, and the Exchange Agent will deliver certificates representing New
                                       Collateralized Debentures to tendering
                                       holders or their designees as soon as
                                       practicable after the satisfaction or
                                       waiver of the conditions to the Exchange
                                       Offer. See "THE EXCHANGE OFFER --
                                       Acceptance of Existing Debentures for
                                       Exchange;  Delivery of New Collateralized
                                       Debentures."

EXCHANGE AGENT..................       State Street Bank and Trust Company will
                                       act as the Exchange Agent with respect to the Exchange Offer.

INFORMATION AGENT...............       Hallwood Petroleum, Inc. will act as the
                                       Information Agent with respect to the
                                       Exchange Offer.


                             SPECIAL CONSIDERATIONS

        The investment in New Collateralized Debentures and retention of Existing Debentures following consummation of the Exchange Offer each involve a high degree of risk. See "SPECIAL CONSIDERATIONS" for a discussion of certain important factors to be considered in evaluating the terms of the Exchange Offer, including the financial condition of the Company and the consequence to tendering and non-tendering holders of Existing Debentures.

                         PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma consolidated balance sheet as of March 31, 1998, and the pro forma consolidated statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 have been prepared to illustrate the pro forma effects of the Exchange Offer, based upon the exchange of 50% of the outstanding Existing Debentures ("50% Acceptance") and, alternatively, the exchange of 100% of the outstanding Existing Debentures ("100% Acceptance").

        The pro forma consolidated balance sheet is presented assuming the transaction was completed on March 31, 1998. The pro forma consolidated statements of operations are presented assuming the transaction was completed on January 1, 1997.

        The pro forma adjustments are based upon currently available information and upon assumptions that management of the Company believes are reasonable. This pro forma information should be read in conjunction with the audited historical consolidated financial statements of the Company contained in the 1997 Annual Report and the Form 10-Q, which accompany this Exchange Offering Circular. The pro forma financial statements do not purport to represent what the Company's actual consolidated financial position or results of operations would have been if the transactions so described had in fact occurred on such date, or to project the Company's consolidated financial position or results of operations at any future date or for any future period.

                THE HALLWOOD GROUP INCORPORATED AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEETS
                                 MARCH 31, 1998
                                 (IN THOUSANDS)

                                     ASSETS

                                                          50% ACCEPTANCE                                    100% ACCEPTANCE
                                                   ---------------------------                       ---------------------------
                                                                        PRO                              PRO
                                                                       FORMA             PRO            FORMA              PRO
                                                   HISTORICAL       ADJUSTMENTS         FORMA        ADJUSTMENTS          FORMA
                                                   ----------       -----------       ---------      -----------       ---------
ASSET MANAGEMENT
    REAL ESTATE
       Investments in HRP........................  $  6,967                           $  6,967                         $  6,967
       Receivables and other assets..............       860                                860                              860
                                                   --------                           --------                         --------
                                                      7,827                              7,827                            7,827

    ENERGY
       Oil and gas properties, net...............     7,890                              7,890                            7,890
       Current assets of HEP.....................     2,297                              2,297                            2,297
       Noncurrent assets of HEP..................     1,801                              1,801                            1,801
       Receivables and other assets..............        75                                 75                               75
                                                   --------                           --------                        ---------
                                                     12,063                             12,063                           12,063
                                                   --------                           --------                        ---------

          Total asset management assets..........    19,890                             19,890                           19,890

OPERATING SUBSIDIARIES
    TEXTILE PRODUCTS
       Inventories...............................    19,681                             19,681                           19,681
       Receivables...............................    17,514                             17,514                           17,514
       Property, plant and equipment, net........     8,816                              8,816                            8,816
       Other.....................................       877                                877                              877
                                                   --------                           --------                        ---------
                                                     46,888                             46,888                           46,888
    HOTELS
       Properties, net...........................    14,109                             14,109                           14,109
       Receivables and other assets..............     1,941                              1,941                            1,941
                                                   --------                           --------                        ---------
                                                     16,050                             16,050                           16,050
                                                   --------                           --------                        ---------

          Total operating subsidiaries assets....    62,938                             62,938                           62,938

OTHER
       Deferred tax asset, net...................     2,040                              2,040                            2,040
       Cash and cash equivalents.................     1,695               (125) (A)      1,570            (150) (A)       1,545
       Other.....................................       897                                897                              897
       Restricted cash...........................       671                                671                              671
                                                   --------         ----------        --------         -------        ---------
          Total other assets.....................     5,303               (125)          5,178            (150)           5,153
                                                   --------         ----------        --------         -------        ---------
          TOTAL..................................  $ 88,131         $     (125)       $ 88,006         $  (150)       $  87,981
                                                   ========         ==========        ========         =======        =========



     See accompanying notes to pro forma consolidated financial statements.

                THE HALLWOOD GROUP INCORPORATED AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEETS
                                 MARCH 31, 1998
                                 (IN THOUSANDS)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                         50% ACCEPTANCE                   100% ACCEPTANCE
                                                                     ------------------------           --------------------
                                                                        PRO                              PRO
                                                                       FORMA             PRO            FORMA             PRO
                                                   HISTORICAL       ADJUSTMENTS         FORMA        ADJUSTMENTS         FORMA
                                                   ----------       -----------       ---------      -----------       ---------
ASSET MANAGEMENT
    REAL ESTATE
       Accounts payable and accrued expenses.....  $    1,279                         $   1,279                        $  1,279
       Loan payable..............................         500                               500                             500
                                                   ----------                         ---------                        --------
                                                        1,779                             1,779                           1,779
    ENERGY
       Loan payable..............................       3,467                             3,467                           3,467
       Long-term obligations of HEP..............       3,024                             3,024                           3,024
       Current liabilities of HEP................       2,155                             2,155                           2,155
       Accounts payable and accrued expenses.....         608                               608                             608
                                                   ----------                         ---------                        --------
                                                        9,254                             9,254                           9,254
                                                   ----------                         ---------                        --------
          Total asset management liabilities.....      11,033                            11,033                          11,033

OPERATING SUBSIDIARIES
    TEXTILE PRODUCTS
       Loan payable..............................      13,600                            13,600                          13,600
       Accounts payable and accrued expenses.....      12,086                            12,086                          12,086
                                                   ----------                         ---------                        --------
                                                       25,686                            25,686                          25,686
    HOTELS
       Loans payable.............................      11,981                            11,981                          11,981
       Accounts payable and accrued expenses.....       1,469                             1,469                           1,469
                                                   ----------                         ---------                        --------
                                                       13,450                            13,450                          13,450
                                                   ----------                         ---------                        --------
          Total operating subsidiaries liabilities     39,136                            39,136                          39,136

OTHER
       7% Debentures.............................      21,909         (10,954) (B)       10,955          (21,909) (B)        --
       8.5% Debentures...........................          --          10,954  (B)       10,954           21,909  (B)    21,909
       Interest and other accrued expenses.......         788                               788                             788
                                                   ----------       ---------         ---------        ---------       --------
          Total other liabilities................      22,697              --            22,697               --         22,697
                                                   ----------       ---------         ---------        ---------       --------
              TOTAL LIABILITIES..................      72,866              --            72,866               --         72,866

REDEEMABLE PREFERRED STOCK
       Series B  ................................       1,000                             1,000                           1,000

STOCKHOLDERS' EQUITY
       Common stock..............................         160                               160                             160
       Additional paid-in capital................      54,823                            54,823                          54,823
       Accumulated deficit.......................     (31,349)           (125) (A)      (31,474)            (150) (A)   (31,499)
       Treasury stock............................      (9,369)                           (9,369)                         (9,369)
                                                   ----------       ---------         ---------        ---------       --------
              TOTAL STOCKHOLDERS' EQUITY.........      14,265            (125)           14,140             (150)        14,115
                                                   ----------       ---------         ---------        ---------       --------
              TOTAL..............................  $   88,131       $   ( 125)        $  88,006        $    (150)      $ 87,981
                                                   ==========       =========         =========        =========       ========



     See accompanying notes to pro forma consolidated financial statements.

                THE HALLWOOD GROUP INCORPORATED AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           50% ACCEPTANCE                 100% ACCEPTANCE
                                                                      ------------------------         --------------------
                                                                          PRO                              PRO
                                                                         FORMA             PRO            FORMA              PRO
                                                     HISTORICAL       ADJUSTMENTS         FORMA        ADJUSTMENTS          FORMA
                                                     ----------       -----------     -----------      ------------     -----------
ASSET MANAGEMENT

    REAL ESTATE
       Fees........................................  $   6,022                        $    6,022                        $    6,022
       Equity income from investments in HRP.......        900                               900                               900
                                                     ---------                        ----------                        ----------

                                                         6,922                             6,922                             6,922

       Administrative expenses.....................      2,436                             2,436                             2,436
       Depreciation and amortization...............        674                               674                               674
       Interest....................................        160                               160                               160
       Provision for losses........................         81                                81                                81
                                                     ---------                        ----------                        ----------
                                                         3,351                             3,351                             3,351
                                                     ---------                        ----------                        ----------
       Income from real estate operations..........      3,571                             3,571                             3,571

    ENERGY
       Oil and gas revenues........................      6,013                             6,013                             6,013
       Other income................................        337                               337                               337
                                                     ---------                        ----------                        ----------
                                                         6,350                             6,350                             6,350

       Operating expenses..........................      1,401                             1,401                             1,401
       Depreciation, depletion and amortization....      1,387                             1,387                             1,387
       Administrative expenses.....................      1,317                             1,317                             1,317
       Interest....................................        413                               413                               413
                                                     ---------                        ----------                        ----------
                                                         4,518                             4,518                             4,518
                                                     ---------                        ----------                        ----------
          Income from energy operations............      1,832                             1,832                             1,832
                                                     ---------                        ----------                        ----------
          Income from asset management
          operations...............................      5,403                             5,403                             5,403

OPERATING SUBSIDIARIES
    TEXTILE PRODUCTS
       Sales.......................................     91,552                            91,552                            91,552

       Cost of sales...............................     79,473                            79,473                            79,473
       Administrative and selling expenses.........      9,072                             9,072                             9,072
       Interest....................................      1,030                             1,030                             1,030
                                                     ---------                        ----------                        ----------
                                                        89,575                            89,575                            89,575
                                                     ---------                        ----------                        ----------

       Income from textile products operations.....     1,977                              1,977                             1,977



     See accompanying notes to pro forma consolidated financial statements.

                THE HALLWOOD GROUP INCORPORATED AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         50% ACCEPTANCE                  100% ACCEPTANCE
                                                                    ------------------------         ------------------------
                                                                        PRO                              PRO
                                                                       FORMA             PRO            FORMA              PRO
OPERATING SUBSIDIARIES (CONTINUED)                 HISTORICAL       ADJUSTMENTS         FORMA        ADJUSTMENTS          FORMA
                                                   ----------       -----------       --------       -----------        --------
    HOTELS
       Sales.....................................   $21,038                            $21,038                           $21,038

       Operating expenses........................    16,990                             16,990                            16,990
       Depreciation and amortization.............     2,841                              2,841                             2,841
       Interest..................................     1,444                              1,444                             1,444
                                                    -------                            -------                           -------
       Income (loss) from hotel operations.......    21,275                             21,275                            21,275
                                                    -------                            -------                           -------
          Income (loss) from operating                 (237)                              (237)                             (237)
             subsidiaries........................   -------                            -------                           -------
                                                      1,740                              1,740                             1,740

ASSOCIATED COMPANY
       Income from investment in ShowBiz.........    19,416                             19,416                            19,416

       Interest..................................       607                                607                               607
                                                    -------                            -------                           -------
          Income from associated company.........    18,809                             18,809                            18,809
                                                    -------                            -------                           -------
OTHER
       Insurance settlement......................     1,508                              1,508                             1,508
       Interest..................................     1,423                              1,423                             1,423
       Fee income................................       560                                560                               560
                                                    -------                            -------                           -------
                                                      3,491                              3,491                             3,491

       Interest..................................     3,597                154 (C)       3,751             308 (C)         3,905
       Administrative expenses...................     3,291                              3,291                             3,291
                                                    -------            -------         -------         -------           -------
                                                      6,888                154           7,042             308             7,196
                                                    -------            -------         -------         -------           -------
          Other loss, net........................    (3,397)              (154)         (3,551)           (308)           (3,705)
                                                    -------            -------         -------         -------           -------

       Income before income taxes and
          extraordinary gain.....................    22,555               (154)         22,401            (308)           22,247
       Income taxes..............................     9,908                              9,908                             9,908
                                                    -------            -------         -------         -------           -------
       Income before extraordinary gain..........    12,647               (154)         12,493          $ (308)           12,339
       Extraordinary gain from extinguishment
          of debt................................       200                                200                               200
                                                    -------            -------         -------          ------           -------
NET INCOME.......................................   $12,847            $  (154)        $12,693          $ (308)          $12,539
                                                    =======            =======         =======          ======           =======
PER COMMON SHARE
    BASIC
       Income before extraordinary gain..........   $  8.96            $ (0.11)        $  8.85          $(0.22)          $  8.74
       Extraordinary gain........................      0.14                               0.14                              0.14
                                                    -------            -------         -------          ------           -------
          Net income.............................   $  9.10            $ (0.11)        $  8.99          $(0.22)          $  8.88
                                                    =======            =======         =======          ======           =======


    ASSUMING DILUTION
       Income before extraordinary gain..........   $  8.63            $ (0.11)        $  8.52          $(0.22)          $  8.41
       Extraordinary gain........................      0.14                               0.14                              0.14
                                                    -------            -------         -------          ------           -------
          Net income.............................   $  8.77            $ (0.11)        $  8.66          $(0.22)          $  8.55
                                                    =======            =======         =======          ======           =======



     See accompanying notes to pro forma consolidated financial statements.

                THE HALLWOOD GROUP INCORPORATED AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         50% ACCEPTANCE                   100% ACCEPTANCE
                                                                    ------------------------         --------------------------
                                                                        PRO                              PRO
                                                                       FORMA            PRO             FORMA             PRO
ASSET MANAGEMENT                                   HISTORICAL       ADJUSTMENTS        FORMA         ADJUSTMENTS         FORMA
                                                   ----------       -----------      ----------      -----------       ---------
    REAL ESTATE
       Fees   ...................................  $  1,242                           $  1,242                         $  1,242
       Equity loss from investments in HRP.......       (62)                               (62)                             (62)
                                                   --------                           --------                         --------

                                                      1,180                              1,180                            1,180

       Administrative expenses...................       555                                555                              555
       Depreciation and amortization.............       168                                168                              168
       Interest..................................        58                                 58                               58
                                                   --------                           --------                         --------
                                                        781                                781                              781
                                                   --------                           --------                         --------
          Income from real estate operations.....       399                                399                              399

    ENERGY
       Gas revenues..............................       863                                863                              863
       Oil revenues..............................       426                                426                              426
       Other income..............................        50                                 50                               50
                                                   --------                           --------                         --------
                                                      1,339                              1,339                            1,339

       Operating expenses........................       399                                399                              399
       Depreciation, depletion and amortization..       377                                377                              377
       Administrative expenses...................       225                                225                              225
       Interest..................................       146                                146                              146
                                                   --------                           --------                         --------
                                                      1,147                              1,147                            1,147
                                                   --------                           --------                         --------
          Income from energy operations..........       192                                192                              192
                                                   --------                           --------                         --------

          Income from asset management
              operations.........................       591                                591                              591

OPERATING SUBSIDIARIES
    TEXTILE PRODUCTS
       Sales  ...................................    23,315                             23,315                           23,315

       Cost of sales.............................    20,158                             20,158                           20,158
       Administrative and selling expenses.......     2,263                              2,263                            2,263
       Interest .................................       269                                269                              269
                                                   --------                           --------                         --------
                                                     22,690                             22,690                           22,690
                                                   --------                           --------                         --------
       Income from textile products operations...       625                                625                              625




     See accompanying notes to pro forma consolidated financial statements.

                THE HALLWOOD GROUP INCORPORATED AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         50% ACCEPTANCE                    100% ACCEPTANCE
                                                                    ------------------------         -------------------------
                                                                        PRO                              PRO
                                                                       FORMA             PRO            FORMA              PRO
OPERATING SUBSIDIARIES (CONTINUED)                 HISTORICAL       ADJUSTMENTS         FORMA        ADJUSTMENTS          FORMA
    HOTELS                                         ----------       -----------        --------      -----------         -------

       Sales.....................................    $4,998                             $ 4,998                          $4,998

       Operating expenses........................     4,425                               4,425                           4,425
       Depreciation and amortization.............       669                                 669                             669
       Interest..................................       252                                 252                             252
                                                     ------                             -------                          ------
                                                      5,346                               5,346                           5,346
                                                     ------                             -------                          ------
          Income (loss) from hotel operations....      (348)                               (348)                           (348)
                                                     ------                             -------                          ------


          Income from operating subsidiaries.....       277                                 277                             277

OTHER
       Fee income................................       137                                 137                             137
       Interest on short-term investments and
          other income...........................       131                                 131                             131
                                                    -------                             -------                          ------
                                                        268                                 268                             268

       Administrative expenses...................       565                                 565                             565
       Interest..................................       239                  38             277              76             315
                                                     ------              ------         -------          ------          ------
                                                        804                  38             842              76             880
                                                     ------              ------         -------          ------          ------

          Other loss, net........................      (536)                (38)           (574)            (76)           (612)
                                                     ------              ------         -------          ------          ------

       Income before income taxes and
          extraordinary gain.....................       332                 (38)            294             (76)            256
       Income taxes..............................        95                                  95                              95
                                                     ------              ------         -------          ------          ------

       Income before extraordinary gain..........       237                 (38)            199             (76)            161
       Extraordinary gain from
          extinguishment of debt.................       107                                 107                             107
                                                     ------              ------         -------          ------          ------

NET INCOME.......................................    $  344              $  (38)        $   306          $  (76)         $  268
                                                     ======              ======         =======          ======          ======

PER COMMON SHARE
    BASIC
       Income before extraordinary gain..........    $ 0.19              $(0.03)        $  0.16          $(0.06)         $ 0.13
       Extraordinary gain........................      0.08                                0.08                            0.08
                                                     ------               -----         -------          ------          ------
          Net income.............................    $ 0.27              $(0.03)        $  0.24          $(0.06)         $ 0.21
                                                     ======              ======         =======          ======          ======

    ASSUMING DILUTION
       Income before extraordinary gain..........    $ 0.18              $(0.03)        $  0.15          $(0.06)         $ 0.12
       Extraordinary gain........................      0.08                                0.08                            0.08
                                                     ------              ------         -------          ------          ------
          Net income.............................    $ 0.26              $(0.03)        $  0.23          $(0.06)         $ 0.20
                                                     ======              ======         =======          ======          ======




     See accompanying notes to pro forma consolidated financial statements.

                THE HALLWOOD GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

A. Represents the payment of estimated costs for completion of Exchange Offer. The actual costs will be expensed in the period incurred.

B. Represents the exchange of Existing Debentures for New Collateralized Debentures. The exchange of Existing Debentures for New Collateralized Debentures will be treated as a re-capitalization and no gain or loss will be recognized on the exchange. The historical balance sheet amount at March 31, 1998 of $21,909,000 is comprised of the outstanding face amount of 7% Debentures in the amount of $20,555,443, plus the remaining unamortized balance of an "unrecognized gain from the purchase and exchange" in the amount of $1,354,000.

C. Represents the increase in interest expense from the Exchange Offer due to a higher interest rate on the New Collateralized Debentures (8.5%, as compared to 7%).

                  SUMMARY COMPARISON OF EXISTING DEBENTURES AND
                          NEW COLLATERALIZED DEBENTURES



         The following summary compares certain terms of the Existing Debentures and the New Collateralized Debentures. The statements set forth below do not purport to be complete and are qualified in their entirety by reference to each of the Existing Debentures and the New Collateralized Debentures and their respective indentures and the information contained elsewhere in this Exchange Offering Circular, including the information under "SPECIAL CONSIDERATIONS --Consequences to Tendering Debenture Holders" and "-- Consequences to Non-Tendering Debenture Holders"; "DESCRIPTION OF EXISTING DEBENTURES" and "DESCRIPTION OF NEW COLLATERALIZED DEBENTURES" herein. Unless otherwise defined, capitalized terms used in the following summary are used as defined in the Old Indenture or the New Indenture, as the case may be.

                         EXISTING DEBENTURES                           NEW COLLATERALIZED DEBENTURES
                         -------------------                           -----------------------------
PRINCIPAL                $20,555,443                                   Up to $20,555,443
AMOUNT:
INTEREST:                7% per annum, payable quarterly in            8.5% per annum, payable quarterly in
                         cash on January 31, April 30, July            cash on January 31, April 30, July 31,
                         31, and October 31, of each year,             and October 31, of each year,
                         commencing on April 30, 1993.                 commencing on July 31, 1998.
MATURITY:                July 31, 2000                                 July 31, 2005

RANKING:                 Constitutes senior subordinated               Constitutes senior subordinated
                         indebtedness of the Company,                  indebtedness of the Company,
                         subordinated to Senior Indebtedness,          subordinated to Senior Indebtedness,
                         which is defined in the Old                   which shall be defined in the New
                         Indenture as all Indebtedness of the          Indenture as all Indebtedness of the
                         Company existing at any time and              Company existing at any time and
                         from time to time which, by its               from time to time, which by its terms,
                         terms, is expressly senior in right of        is expressly senior in right of payment
                         payment to the Existing Debentures.           to the New Collateralized Indentures.
                         The Existing Debentures rank on a             The New Collateralized Debentures
                         parity in right of payment to the             rank on a parity in right of payment to
                         New Collateralized Debentures, but            the Existing Debentures, but have
                         have different rights from the New            different rights from the Existing
                         Collateralized Debentures with                Debentures with respect to security.
                         respect to security.  See "SPECIAL            See "SPECIAL CONSIDERATIONS
                         CONSIDERATIONS--                              -- Consequences to Tendering
                         Consequences to Tendering                     Debenture Holders" and "--
                         Debenture Holders" and "--                    Consequences to Non-Tendering
                         Consequences to Non-Tendering                 Debenture Holders."
                         Debenture Holders."
 SECURITY:               The Existing Debentures are secured           The New Collateralized Debentures
                         by a pool of assets ("the Security Pool"),    will be secured by first and senior lien
                         which is pledged to the Old Indenture         on all of the issued and outstanding
                         Trustee for the benefit of the Holders        capital stock (the "Senior Collateral")
                         of Existing Debentures.  The Security Pool    of Brock Suite Hotels, Inc., ("Brock Suites")
                         consists of all of the issued and             an indirect, wholly-owned subsidiary of
                         outstanding capital stock of the              the Company and in which the Holders of the
                         Brookwood Companies Incorporated              Existing Debentures will hold no interest.
                         ("BCI"), and Hallwood Hotels, Inc.            The New Collateralized Debentures will also
                         ("HHI"), each a direct or indirect            be secured  by a subordinate and junior
                         wholly-owned subsidiary of the                lien on the assets in the Security Pool,
                         Company.  The stock of BCI (the               as described in "SUMMARY; DESCRIPTION OF
                         "Brookwood Collateral")  is also              EXISTING DEBENTURES -- Collateral
                         pledged to                                    Security."

                         EXISTING DEBENTURES                           NEW COLLATERALIZED DEBENTURES
                         -------------------                           -----------------------------
 SECURITY                The Bank of New York pursuant to              The New Indenture contains
(CONT...)                a first lien to secure                        provisions regarding security
                         indebtedness of BCI (the                      substantially similar to those in the
                         "BCI Senior Indebtedness"),                   Old Indenture.
                         which constitutes Senior
                         Indebtedness under both the Old               Pursuant to the terms of the New
                         Indenture and the New Indenture.              Indenture, the Company may not grant
                         The outstanding principal amount of           or create a security interest in any of
                         the BCI Senior Indebtedness was               the assets in the Security Pool with
                         $13,600,000 as of March 31, 1998.             respect to other Indebtedness of the
                         See "DESCRIPTION OF EXISTING                  Company, unless (i) the aggregate Net
                         DEBENTURES-- Collateral Security."            Value (as defined below) of the
                                                                       Security Pool immediately following
                                                                       the granting or creation of such
                         Pursuant to the terms of the Old              security interest is at least equal to the
                         Indenture, the Company is permitted           then aggregate outstanding principal
                         to grant or create a security interest        amount of Existing Debentures that
                         in any of the assets in the Security          are then outstanding, if any, and the
                         Pool with respect to other                    New Collateralized Debentures that
                         Indebtedness of the Company, but              are then outstanding and (ii) such
                         only if (a) the aggregate Net Value           additional Indebtedness does not
                         of the assets in the Security Pool            exceed $25 million in the aggregate at
                         immediately following the grant or            any time.  The Company may also
                         creation of such security interest is         grant an additional security interest in
                         at least equal to the then aggregate          the Senior Collateral to secure any
                         outstanding principal amount of               additional Indebtedness of the
                         Existing Debentures and (b) such              Company that is also secured by an
                         additional Indebtedness does not              additional security interest on the
                         exceed $25 million in the aggregate           assets in the Security Pool.  To the
                         at any time.  If the Company grants           extent the Company is not prohibited
                         or creates a further security interest        from granting or creating such a
                         in such assets, the Old Indenture             security interest with respect to other
                         Trustee will so notify the holders of         Indebtedness, such security interest
                         Existing Debentures.  "Net Value" is          may rank senior to the security interest
                         defined in the Old Indenture to               of the Pledge and Security Agreement (the "Pledge
                         mean, with respect to assets in the           Agreement") between the Company and the New
                         Security Pool that are securities             Indenture Trustee, and the Company
                         traded or quoted on a national                may require the New Indenture
                         securities exchange, national                 Trustee to transfer possession of assets
                         securities quotation system or                in the Security Pool and the Senior
                         established over-the-counter market           Collateral to the holder of such other
                         ("Traded Securities"), the value,             Indebtedness in connection with such
                         determined pursuant to the Old                grant or creation of a security interest,
                         Indenture, of such securities on the          provided that such assets remain
                         trading day prior to the date of              subject to the security interest of the
                         determination of Net                          Pledge Agreement pursuant to an Intercreditor
                         Value, and, with respect to assets that are   Agreement reasonably satisfactory to the
                         not Traded Securities, the consolidated net   Trustee.
                         book value of such assets, determined in
                         accordance with generally accepted            "Net Value" is defined in the New Indenture
                         accounting principles (GAAP).                 to mean, with respect to assets in the Security
                                                                       Pool that are Traded Securities, value, determined
                         In the event of a bankruptcy or liquidation   pursuant to the New Indenture, of such securities
                         of the Company, subject to the rights of      on the trading day prior to the date of determination
                         holders of any other security interest in     of Net Value, and, with respect to assets that
                         the Security Pool permitted under the Old     are not Traded Securities, the consolidated net
                         Indenture, holders of Existing Debentures     book value of such assets, determined in accordance
                         will be entitled to receive the proceeds      with generally accepted accounting principles
                         of the Security Pool.                         (GAAP).




                         EXISTING DEBENTURES                           NEW COLLATERALIZED DEBENTURES
                         -------------------                           -----------------------------
SECURITY                 There can be no assurance that the            In the event of a bankruptcy,
(CONT...)                amount realizable upon a liquidation          insolvency or liquidation of the
                         of the Security Pool at any time will         Company, and subject to the rights of
                         equal the aggregate principal amount          holders of Senior Indebtedness,
                         of the Senior  Indebtedness and the           holders of New Collateralized
                         Existing Debentures outstanding at            Debentures will be entitled to receive
                         the time of such liquidation, or that         the proceeds of the Senior Collateral.
                         the proceeds of any such liquidation          Subject to the rights of holders of
                         will be available for payment of or           Existing Debentures, the rights of
                         against the Existing Debentures.              holders of any other security interests
                         See "SPECIAL CONSIDERATIONS--                 in the Security Pool and of holders of
                         Consequences to Tendering Debenture           Senior Indebtedness, holders of New
                         holders--Security" and                        Collateralized Debentures will be
                         "DESCRIPTION OF EXISTING                      entitled to receive any remaining
                         DEBENTURES--Subordination."                   proceeds of the Security Pool.



                                                                       There can be no assurance that the amount realizable
                                                                       upon a liquidation of the Security Pool at any time
                                                                       will equal the aggregate principal amount of the
                                                                       Senior Indebtedness and the Existing Debentures
                                                                       outstanding at the time of such liquidation, or that
                                                                       any proceeds of any such liquidation will be
                                                                       available for payment of or against the New
                                                                       Collateralized Debentures. Similarly, there can be no
                                                                       assurance that the amount realizable upon a
                                                                       liquidation of the Security Pool at any time that is
                                                                       available for payment against the New Collateralized
                                                                       Debentures plus the amount realizable upon a
                                                                       liquidation of the Senior Collateral will equal the
                                                                       aggregate principal amount of the New Collateralized
                                                                       Debentures outstanding at the time of such
                                                                       liquidation. See "SPECIAL CONSIDERATIONS--
                                                                       Consequences to Tendering Debenture holders
                                                                       --Security." See "DESCRIPTION OF NEW COLLATERALIZED
                                                                       DEBENTURES--Redemption and Repurchase."



OPTIONAL                 The Existing Debentures may be redeemed       The New Collateralized Debentures may be redeemed
REDEMPTION:              at the election of the Company, at any        at the election of the Company, at any time
                         time and from time to time, as a whole,       and from time to time, as a whole, or in part, at a
                         or in part, at a redemption price equal       redemption price equal to 100% of the principal amount
                         to 100% of the principal amount of            of New Collateralized Debentures to be redeemed,
                         Existing Debentures to be redeemed,           together with accrued interest to the redemption date.
                         together with accrued interest to the
                         redemption date.

MANDATORY                During the five-year period from              The New Indenture contains
REDEMPTION               March 2, 1993 to March 2, 1998 the            provisions regarding mandatory
                         Company was required to redeem, at            redemption that are substantially
                         100% of the principal amount                  similar to those in the Old Indenture,
                         thereof, together with accrued                although there is no minimum mandatory
                         interest to the redemption date, or           redemption amount similar to that in the
                         repurchase in the open market or              Old Indenture.
                         privately, Existing Debentures in an
                         aggregate principal amount at least
                         equal to 25% of the Initial Amount.
                         In addition, if the Company
                         proposes that an asset be released
                         from the Security Pool to

                         EXISTING DEBENTURES                           NEW COLLATERALIZED DEBENTURES
                         -------------------                           -----------------------------

MANDATORY                enable the Company to sell such asset, an
REDEMPTION               amount at least equal to the lesser of (i)
(CONT...)                the Net Value of such asset on the date of
                         the issuance of the Existing Debenture (or
                         such later date as the asset was added to
                         the Security Pool) and (ii) Net Proceeds (as
                         defined in the Old Indenture) received by
                         the Company from the sale of such asset must
                         be used by the Company simultaneously
                         therewith to redeem Existing Debentures at
                         100% of the principal amount thereof,
                         together with accrued interest to the
                         redemption date, or, substantially
                         simultaneously therewith, to repurchase
                         Existing Debentures in the open market or
                         privately, unless there is added to the
                         Security Pool either (x) such amount in cash
                         or cash equivalents (including investment
                         grade securities) or (y) if other than cash,
                         (A) the actual consideration received in
                         connection with such sale or (B) if such
                         consideration, for any reason, cannot be
                         contributed to the Security Pool, an amount
                         equal to the fair value (determined in
                         accordance with the Old Indenture) of such
                         consideration (less, in the case of clause
                         (A) or (B), the reasonable out-of-pocket
                         expenses incurred by the Company in
                         connection with such sale and taxes
                         attributable to such sale). Any such
                         redemptions or repurchases are credited
                         against the 25% mandatory redemption
                         requirement described above. The Company has
                         since fulfilled its obligations as to the
                         25% mandatory redemption requirement. See
                         "DESCRIPTION OF EXISTING DEBENTURES
                         --Redemption and Repurchase."


PRINCIPAL                In addition to the restrictive covenant       The New Indenture contains restrictive
RESTRICTIVE              described above under "Security" the          covenants substantially similar to
COVENANTS:               Old Indenture contains a covenant             those in the Old Indenture.
                         restricting the Company from incurring
                         any liability having a stated maturity at
                         the same time or after the stated maturity
                         of the Existing Debentures that in any way
                         prohibits or restricts the payment at
                         maturity of the Existing Debentures.

                         EXISTING DEBENTURES                           NEW COLLATERALIZED DEBENTURES
                         -------------------                           -----------------------------

EVENTS OF                Events of Default under the Old               Events of Default under the New
DEFAULT:                 Indenture include (i) default in (a)          Indenture are substantially similar to
                         the payment of the principal of (or           those in the Old Indenture, excluding
                         premium, if any) on any Existing              any default relating to mandatory
                         Debenture at its maturity, or (b) the         redemption other than from sales of
                         payment of any interest on any                assets in the Security Pool, but
                         Existing Debenture when such                  including default under the Existing
                         interest becomes due and payable              Debentures.  In addition, the New
                         and the default continues unremedied          Indenture provides that the occurrence
                         for 30 days (ii) default in the               of an Event of Default under the Old
                         observance of or breach of any                Indenture also constitutes an Event of
                         covenants relating to release of              Default under the New Indenture.
                         assets from the Security Pool, the
                         covenant described in "Security,"
                         above, or the mandatory redemption
                         provision described above under
                         "Mandatory Redemption."

MODIFICATION OF          The Company may make certain                  The New Indenture contains
INDENTURE:               modifications by supplemental                 provisions regarding modifications of
                         indenture without the consent of              the New Indenture substantially
                         holders of Existing Debentures, if            similar to those in the Old Indenture.
                         such modification (i) evidences the
                         succession of and assumption by
                         another person of the covenants of
                         the Company; (ii) adds to the
                         covenants of the Company for the
                         benefit of the holders of Existing
                         Debentures or surrenders any right
                         or power conferred upon the
                         Company; (iii) secures the Existing
                         Debentures; or (iv) does not
                         adversely affect the right of any
                         holders of Existing Debentures.  All
                         other  modifications by the
                         Company may be made by
                         supplemental indenture only with
                         the consent of holders of a majority
                         in principal amount of Existing
                         Debentures then outstanding, except
                         modifications to the maturity date,
                         the interest payment terms, the
                         outstanding principal amount, the
                         redemption premium, rights of
                         holders of Existing Debentures to
                         enforce payments, the mandatory
                         redemption or repurchase
                         requirements, the Existing
                         Debentures required for
                         modification, subordination
                         provisions, and selection by the Old
                         Indenture Trustee in cases of partial
                         redemption, any of which require the
                         consent of all holders of Existing
                         Debentures then outstanding,

                         EXISTING DEBENTURES                           NEW COLLATERALIZED DEBENTURES
                         -------------------                           -----------------------------

MODIFICATION OF
INDENTURE
(CONT...)



                             SPECIAL CONSIDERATIONS

         Participation in, and acceptance of, the Exchange Offer, may have certain adverse consequences to holders of Existing Debentures, and consummation of the Exchange Offer may have certain adverse consequences to holders of Existing Debentures who do not tender their Existing Debentures in the Exchange Offer. Prior to deciding whether to tender Existing Debentures pursuant to the Exchange Offer, each holder of Existing Debentures should carefully evaluate the following special considerations, together with all other information set forth elsewhere in this Exchange Offering Circular, including the information incorporated herein by reference. For a further discussion of certain federal income tax consequences of the Exchange Offer to tendering and non-tendering holders of Existing Debentures and to the Company, see "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

GENERAL

         Valuation of Security Pool and Senior Collateral. There can be no assurance (i) that the amount realizable upon a liquidation of the assets in the Security Pool (as defined in "DESCRIPTION OF EXISTING DEBENTURES -- Collateral Security -- Contents of Security Pool.") at any time will equal the aggregate principal amount outstanding of the Senior Indebtedness and the Existing Debentures outstanding at such time, or (ii) that the amount realizable upon a liquidation of the assets in the Security Pool and the capital stock of Brock Suites Hotels, Inc. ("Brock Suites), which comprises the senior collateral (the "Senior Collateral") at any time will equal the aggregate principal amount outstanding of the Senior Indebtedness, the Existing Debentures outstanding at such time and the New Collateralized Debentures outstanding at such time.

         As of March 31, 1998, the aggregate net book values for the assets in the Security Pool and for the assets that comprise the Senior Collateral was $26,541,000, which amounts are allocated among the Brookwood Collateral (as defined in "DESCRIPTION OF EXISTING DEBENTURES -- Collateral Security -- Contents of Security Pool," below), the stock of Hallwood Hotels, Inc. ("HHI") and the Senior Collateral. These net book values do not represent the market values of such items of collateral.

         The Company has engaged Sonnenblick Goldman to explore the sale of the hotel properties that are owned by subsidiaries of Brock Suites and HHI. The hotels are substantially all of the tangible assets owned by the companies that comprise the Senior Collateral other than the Brookwood Collateral. As of the date hereof, the Company has not entered into any agreements for the sale of any of such properties and does not intend to enter into any sales agreement unless the sales price is significantly in excess of book value.

         The President of Brookwood Companies Incorporated ("BCI"), the issued and outstanding capital stock of which comprises the Brookwood Collateral, requested and was granted an option to purchase for cash all of the outstanding capital stock of the BCI for a minimum of $9,800,000, including the payment of a cash dividend and other payments of at least $1,800,000. The option was not exercised and the option expired on March 31, 1998.

         Certain summary, unaudited financial information concerning Brock Suites, HHI and BCI is included as Appendix A to this Exchange Offer Circular. Holders of Existing Debentures are encouraged to review this information in determining whether to accept the Exchange Offer. See also, "DESCRIPTION OF EXISTING DEBENTURES -- Collateral Security -- Contents of Security Pool." "DESCRIPTION OF NEW COLLATERALIZED DEBENTURES -- Collateral Security -- Contents of Security Pool."

CONSEQUENCES TO TENDERING DEBENTURE HOLDERS

         Ranking. The New Collateralized Debentures will rank on a parity in right of payment to Existing Debentures, but they will have different rights from the Existing Debentures with respect to security.

         Security. The Existing Debentures will have a lien senior and prior to the lien of the New Collateralized Debentures with respect to assets in the Security Pool. Although the New Collateralized Debentures will have a subordinate lien to that of the Existing Debentures in the Security Pool, they will have a first and prior lien in the Senior Collateral in which the holders of the Existing Debentures will have no interest. In the event of a bankruptcy or liquidation of the Company, the priority of the claim of the holders of New Collateralized Debentures with respect to the Security Pool will be junior and subordinate to that of the holders of Existing Debentures remaining outstanding after the closing of the Exchange Offer (the "Exchange Closing"), and the holders of the New Collateralized Debentures will share in proceeds of the Security Pool only after the claims of all prior liens (including the lien of The Bank of New York and the lien in favor of the Existing Debentures) have been satisfied in full. The holders of the New Collateralized Debentures will have a first and prior lien in the Senior Collateral and will be entitled to the proceeds of the Senior Collateral free of the claims of the holders of the Existing Debentures. See "DESCRIPTION OF NEW COLLATERALIZED DEBENTURES -- Collateral Security." As described more fully below under "DESCRIPTION OF EXISTING DEBENTURES -- Collateral Security," except under certain specific circumstances, the Company may not grant or create any security interest in any of the assets in the Security Pool or the assets that comprise the Senior Collateral with respect to other Indebtedness of the Company.

         The Old Indenture Trustee may not release assets from the Security Pool unless immediately thereafter the Company consummates a mandatory redemption or repurchase of Existing Debentures in an amount at least equal to the Old Indenture Release Amount (as defined below under "DESCRIPTION OF EXISTING DEBENTURES -- Redemption -- Upon Release of an Asset from the Security Pool") or the Old Indenture Trustee deposits an amount equal to the Old Indenture Release Amount in a special account maintained by the Old Indenture Trustee for the Benefit of holders of Existing Debentures. There can be no assurance that, after giving effect to such redemption or repurchase or deposit, the then aggregate liquidation value of the Security Pool will at least equal the then aggregate outstanding principal amount of the Senior Indebtedness, the Existing Debentures and the New Collateralized Debentures. Similarly, there can be no assurance that the amount realizable upon a liquidation of the Security Pool at any time that is available for payment against the New Collateralized Debentures, if any, plus the amount realizable upon a liquidation of the Senior Collateral will equal the aggregate principal amount of the New Collateralized Debentures outstanding at the time of such liquidation. To the extent that assets remain in the Security Pool after payment of the Senior Indebtedness and redemption of the Existing Debentures, such assets will be used to redeem the New Collateralized Debentures or to continue to secure the New Collateralized Debentures.

         The New Indenture Trustee shall take all steps reasonably required to release any part of the Security Pool from the lien granted in favor of the New Collateralized Debentures in connection with the sale of such asset by the Company if the proceeds thereof are used to satisfy senior and prior liens in accordance with the terms of the Old Indenture and if all remaining proceeds, if any, are used to redeem New Collateralized Debentures or continue to serve as collateral for the New Collateralized Debentures. Accordingly, the New Indenture Trustee may not release assets that comprise part of the Senior Collateral or the Security Pool, (the "Free Security Pool Assets") unless immediately thereafter the Company consummates a mandatory redemption or repurchase of New Collateralized Debentures in the amount of the "New Indenture Release Amount" (as defined below) under "Description of New Collateralized Debentures --Collateral Security -- Release of Assets"), or deposits with the New
Indenture Trustee the New Indenture Release Amount. If an asset that is part of the Senior Collateral or the Free Security Pool Assets is released from the lien granted to secure the New Collateralized Debentures, in connection with a sale of such asset, an amount at least equal to the lesser of (i) the Net Value of such asset on the date of the Exchange Closing and (ii) the Net Proceeds (as defined below under "Description of New Collateralized Debentures - Collateral Security Release of Assets") received by the Company from the sale or release of an asset that is part of the Senior Collateral or the Free Security Pool Assets must be used by the Company (A) simultaneously therewith, to redeem New Collateralized Debentures at 100% of the principal amount thereof, together with accrued interest to the redemption date, or (B) substantially simultaneously therewith, to repurchase New Collateralized Debentures in the open market or privately for an aggregate amount at least equal to the net proceeds from the sale of such asset, or (C) simultaneously therewith, for deposit in a special account maintained by the New Indenture Trustee for the benefit of the holders of New Collateralized Debentures. New Collateralized Debentures will constitute secured indebtedness of the Company and will rank on a parity with the Existing Debentures.

         The Company may, under certain circumstances, obtain the release of assets that comprise the Senior Collateral in order to effect their sale. Sale of those assets will be subject to substantially the same requirements for redemption of the New Collateralized Debentures that apply to sale of the assets in the Security Pool with respect to redemption of the Existing Debentures. There can be no assurance that, after giving effect to such redemption, repurchase or deposit, the then aggregate Net Value of the assets that comprise the Senior Collateral will at least equal the then aggregate outstanding principal amount of New Collateralized Debentures.

         The Security Pool consists of the Brookwood Collateral and all the stock of HHI. It is likely that the realizable value of all the assets in the Security Pool and those that comprise the Senior Collateral will fluctuate throughout the term of the New Collateralized Debentures and that such fluctuations may be material. Under the terms of the New Indenture, the Company is under no obligation to maintain any minimum value of the Senior Collateral, the Security Pool or any assets included therein. Furthermore, if the aggregate value of the Senior Collateral or the Security Pool or the value of an asset in the Security Pool decreases at any time, the Company is under no obligation to add additional assets to or substitute different assets for assets in the Senior Collateral or the Security Pool.

         The Brookwood Collateral that is included in the Security Pool is also pledged to The Bank of New York pursuant to a first lien to secure the BCI Senior Indebtedness, which constitutes Senior Indebtedness under both the Old Indenture and the New Indenture. Therefore, the lien to be granted on the Brookwood Collateral with respect to the New Collateralized Debentures will constitute a third lien behind the prior liens of The Bank of New York and the Existing Debentures. As of March 31, 1998, the outstanding principal amount of the BCI Senior Indebtedness owed to The Bank of New York was $13,600,000. The Old Indenture Trustee, the New Indenture Trustee and The Bank of New York are expected to enter into certain intercreditor agreements with respect to the security interests in such securities, which agreements will restrict the ability of the Old Indenture Trustee and the New Indenture Trustee to foreclose on and realize upon assets in the Security Pool. Pursuant to the New Indenture, the holders of New Collateralized Debentures will be deemed to acknowledge and agree that such security interests in favor of the Existing Debentures and The Bank of New York are senior to the security interests in favor of the New Collateralized Debentures and that the terms and conditions of such intercreditor agreements will be binding on the holders of New Collateralized Debentures.

         There can be no assurance that the amount realizable upon a liquidation of the Security Pool at any time will equal the aggregate principal amount of the Senior Indebtedness and the Existing Debentures outstanding at the time of such liquidation, or that any proceeds of any such liquidation will be available for payment of the New Collateralized Debentures. Similarly, there can be no assurance that the amount realizable upon a liquidation of the Security Pool at any time that is available for payment of or against the New Collateralized Debentures, if any, plus the amount realizable upon a liquidation of the Senior Collateral will equal the aggregate principal amount of the New Collateralized Debentures outstanding at the time of such liquidation.

         Interest; Maturity. The New Collateralized Debentures will bear interest at an annual rate of 8.5%, as compared to an annual rate of 7% on Existing Debentures, and will mature on July 31, 2005 (i.e., five years later than the Existing Debentures). See "DESCRIPTION OF NEW COLLATERALIZED DEBENTURES -- General."

         Waiver of Default. Holders who tender their Existing Debentures for exchange will also be deemed to have waived any defaults and their consequences under the Old Indenture or the Existing Debentures, except for a default in the payment of the principal of, or interest on, any Existing Debentures tendered and accepted for exchange. No such waiver or other action shall impair the rights of any holder of any Existing Debentures not tendered or accepted for exchange or purchase.

         Trading Market. The New Collateralized Debentures will constitute a new issue of the Company's debt securities as to which there will be no established trading market at the time of issuance. The Company has applied to list the New Collateralized Debentures for trading on the NYSE, although there can be no assurance that the New Collateralized Debentures will be listed for trading on the NYSE. If the aggregate principal amount of New Collateralized Debentures issued pursuant to the Exchange Offer is less than $5,000,000, the New Collateralized Debentures will not be eligible for listing on the NYSE. Whether or not the New Collateralized Debentures are listed on the NYSE, there can be no assurance that an active trading market for the New Collateralized Debentures will develop, or, if a market develops, whether such market will provide sufficient liquidity for holders of New Collateralized Debentures to readily trade their positions.

         The Exchange Offer is not conditioned upon a specified minimum principal amount of Existing Debentures being tendered in the Exchange Offer and, accordingly, there can be no assurance as to the outstanding principal amount of New Collateralized Debentures that will be available for trading. A debt security with a small outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Furthermore, regardless of whether the New Collateralized Debentures are listed on the NYSE, under today's market conditions, it is possible that they would trade at a discount, depending upon prevailing interest rates, the market for similar securities and other factors. Accordingly, no assurance can be given that a holder of the New Collateralized Debentures will be able to sell such New Collateralized Debentures in the future or as to the price at which such sale may occur.

CERTAIN FEDERAL INCOME TAX RISKS

         Assuming that, for federal income tax purposes, the Existing Debentures or the New Collateralized Debentures are not treated as "securities," under applicable federal income tax regulations, the exchange of New Collateralized Debentures for Existing Debentures (the "Exchange") would not qualify as a recapitalization for federal income tax purposes and a holder (an "Exchanging Holder") who participates in the Exchange Offer generally would be required to recognize gain or loss equal to the difference between the fair market value of the New Collateralized Debentures received and such Exchanging Holder's adjusted tax basis in the Existing Debentures exchanged therefor. Such recognized gain could be recharacterized as ordinary income to the extent of accrued market discount. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS -- Tendering Holders."

         If both the Existing Debentures and the New Collateralized Debentures are treated as "securities" and the Exchange Offer qualifies as a recapitalization for federal income tax purposes, then an Exchanging Holder would not recognize any gain or loss realized upon the consummation of the Exchange Offer. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS -- Tendering Holders."

         Holders of Existing Debentures should be aware that amounts of interest on New Collateralized Debentures will be included in such holder's income in advance of the receipt of cash in respect thereof if New Collateralized Debentures are issued with original issue discount. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS -- Federal Income Tax Consequences Associated with New Collateralized Debentures -- OID."

         It is unclear whether the Exchange will result in cancellation of debt income to the Company. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS -- Certain Effects of the Exchange Offer on the Company -- Cancellation of Debt Income."

CONSEQUENCES TO NON-TENDERING DEBENTURE HOLDERS

         Maturity and Ranking. The contractual rights of the holders of Existing Debentures will remain unchanged. The maturity date, interest rate and security will not be affected by the Exchange Offer. However, as noted below, the trading markets, liquidity and market price of the Existing Debentures could be adversely affected.

         Trading Market, Liquidity and Market Value. Existing Debentures are traded on the NYSE. After the consummation of the Exchange Offer, the outstanding principal amount of Existing Debentures available for trading may be significantly reduced. If the outstanding principal amount of Existing Debentures falls below $5,000,000 as a result of the Exchange Offer, the Existing Debentures will not be eligible for listing on the NYSE, which could adversely affect their liquidity and market price. Because the principal amount of Existing Debentures exchanged pursuant to the Exchange Offer will reduce the float, the liquidity and market price of the Existing Debentures may be adversely affected even if the Existing Debentures continue to be listed on the NYSE. The extent of the public market for the Existing Debentures would depend upon the number of holders of Existing Debentures at such time, and the interest in maintaining a market in the Existing Debentures on the part of securities firms and other factors.

CERTAIN LITIGATION

         The Company is involved in certain litigation, which, if decided adversely, could have an adverse effect on the Company. (See page 5 of the Company's 1997 Annual Report supplied herewith.)

\

          CERTAIN MARKET INFORMATION REGARDING THE EXISTING DEBENTURES

         Existing Debentures are traded on the NYSE under the symbol HWG00. The high and low bid prices for the Existing Debentures are set forth for the periods indicated.


                                      Existing
                                     Debentures
                                         Bid
                                         ---
                                  High        Low
                                --------------------
1995
         1st Quarter          $  76 1/2  $  64 1/4
         2nd Quarter             80         72 1/8
         3rd Quarter             77         73
         4th Quarter             83 3/8     73 7/8

1996
         1st Quarter             77 1/8     74
         2nd Quarter             88         77 7/8
         3rd Quarter             91         85
         4th Quarter             90 7/8     85 1/2

1997
         1st Quarter             94         88
         2nd Quarter             96         89 5/8
         3rd Quarter             95         86
         4th Quarter             94 7/8     92

1998
         1st Quarter             96 7/8     93
         through
         2nd Quarter, 1998

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING EXISTING DEBENTURES


         The Company hereby offers to exchange upon the terms and subject to the conditions set forth in this Exchange Offering Circular and in the accompanying Letter of Transmittal, Existing Debentures that are properly tendered in accordance with the terms of the Exchange Offer on or prior to the Expiration Date and not withdrawn, at the rate of $100 principal amount of New Collateralized Debentures for each $100 principal amount of Existing Debentures so tendered in the Exchange Offer. Tendering holders of Existing Debentures will be entitled to receive accrued interest on Existing Debentures accepted by the Company for exchange from the date of the last interest payment (i.e., April 30, 1998 or July 31, 1998). The Exchange Agent will deliver certificates representing New Collateralized Debentures pursuant to the Exchange Offer on the Exchange Closing and a check for accrued interest due, if any, on such Existing Debentures tendered for exchange.

         No fractional New Collateralized Debentures (i.e., in a principal amount other than an integral multiple of $100) will be issued pursuant to the Exchange Offer. The Company expressly reserves the right, in its sole discretion, to delay acceptance of any Existing Debentures or terminate the Exchange Offer and not accept for exchange any Existing Debentures not theretofore accepted if any of the conditions to the Exchange Offer are not satisfied or waived.

         Tendering holders of Existing Debentures will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the tendering of Existing Debentures pursuant to the Exchange Offer. The Company will pay all charges, expenses and, other than certain taxes described below under "Brokerage Commissions, Fees and Transfer Taxes," transfer taxes in connection with the Exchange Offer.

         As used with respect to the Exchange Offer, the term "Expiration Date" means 5:00 P.M., Boston, Massachusetts time, on July 31, 1998; provided, however, that if the Company, in its sole discretion, extends the period of time for which the Exchange Offer is open, the term "Expiration Date" shall mean the latest time and date to which the Exchange Offer has been extended. Unless Existing Debentures being tendered are deposited with the Exchange Agent on or prior to the Expiration Date (accompanied by properly completed Letter of Transmittal or a facsimile thereof and any other documents required by the Letter of Transmittal) or tendered pursuant to the guaranteed delivery procedures set forth under " -- Exchange and Tendering Procedures -- Notice of Guaranteed Delivery", the Company may, at its option, reject such tender. Issuance of New Collateralized Debentures will be made only against deposit of properly tendered and accepted Existing Debentures.

         The Company's obligation to accept Existing Debentures for exchange pursuant to the Exchange Offer is also subject to certain conditions as set forth below under "-- Conditions to the Exchange Offer." If any of such conditions is not satisfied on the Expiration Date, the Company reserves the right (but shall not be obligated) to (i) decline to accept for exchange Existing Debentures tendered, terminate the Exchange Offer and promptly return all Existing Debentures tendered pursuant to the Exchange Offer to tendering holders; (ii) modify the Exchange Offer to modify or waive the conditions thereof and, in accordance with applicable law and subject to any requirements, accept for exchange and exchange all Existing Debentures validly tendered: or
(iii) extend the Exchange Offer and retain any Existing Debentures that have been tendered during the period or periods for which the Exchange Offer is extended, subject to a tendering holder's withdrawal rights.

         The Company expressly reserves the right, at any time or from time to time, for any reason, to extend the Expiration Date and thereby delay acceptance for exchange any Existing Debentures previously tendered, by giving oral or written notice of such extension to the Exchange Agent and making a public announcement thereof. There can be no assurance that the Company will exercise its right to extend the Exchange Offer. During any such extension, all Existing Debentures previously tendered and not withdrawn will remain subject to the Exchange Offer and may be exchanged by the Company at the expiration of the Exchange Offer, subject to the right of a tendering holder to withdraw his Existing Debentures. See "Withdrawal Rights."

         The Company also expressly reserves the right, in its sole discretion and subject to applicable law, (i) to delay acceptance for exchange or delay exchange any Existing Debentures to be exchanged by it pursuant to the Exchange Offer, regardless of whether such Existing Debentures were theretofore accepted for exchange, or to terminate the Exchange Offer and not accept for exchange any Existing Debentures not theretofore accepted for exchange if any of the conditions to the Exchange Offer is not satisfied or waived, by giving written notice of such delay or termination to the Exchange Agent; (ii) at any time or from time to time, to amend the Exchange Offer in any respect; or (iii) to waive any condition to the Exchange Offer and accept all Existing Debentures previously tendered pursuant thereto. The reservation by the Company of the right to delay acceptance for exchange of Existing Debentures is subject to the provisions of Rule 14e-l(c) under the Exchange Act, which requires that the Company pay the consideration offered or return Existing Debentures deposited by or on behalf of holders promptly after the termination of the Exchange Offer.

         Any extension, delay, termination or amendment to the Exchange Offer will be followed as promptly as practicable by public announcement thereof. Without limiting the manner in which the Company may choose to make such public announcement, the Company shall have no obligation, except as may be required by law, to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Exchange Offer, in which case the Company shall have no obligation, except as may be required by the Exchange Act, to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which announcement shall be issued no later than 9:00 a.m., Boston, Massachusetts time, on the next business day after the previously scheduled Expiration Date.

         For purposes of the Exchange Offer, a "business day" means any day other than a Saturday, Sunday, or federal holiday, and consists of the time period from 12:01 A.M. through 12:00 Midnight, Boston, Massachusetts time.

         The Commission has taken the position that the minimum period during which an offer must remain open following material changes in the terms of or information concerning such offer, other than a change in the price offered or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changed. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is required by the Exchange Act to allow for adequate dissemination. Except as required by the Securities Act, the Exchange Act and the rules and regulations under each of them, the Company does not intend to give written notification of any such changes to the holders of Existing Debentures.

POSITION OF THE COMPANY WITH RESPECT TO THE EXCHANGE OFFER

         Pursuant to the provisions of Rule 14e-2 promulgated under the Exchange Act, the Company is required to publish, send or give to holders of the Existing Debentures a statement disclosing that the Company either (i) recommends acceptance or rejection of the Exchange Offer, (ii) expresses no opinion and is remaining neutral with respect to the Exchange Offer or (iii) is unable to take a position with respect to the Exchange Offer; in each case, together with the reasons therefor.

         DUE TO THE CONFLICT OF INTEREST WITH RESPECT TO THE EXCHANGE OFFER IN THAT THE COMPANY IS BOTH THE OFFEROR AND THE SUBJECT COMPANY, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR ANY AFFILIATE OF THE COMPANY EXPRESSES ANY OPINION OR MAKES ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD SURRENDER THEIR EXISTING DEBENTURES FOR EXCHANGE.

EXCHANGE AND TENDER PROCEDURES

         General. The tender to the Company of Existing Debentures by a holder thereof pursuant to one of the procedures set forth below will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Exchange Offering Circular and in the accompanying Letter of Transmittal. Except as set forth below under "-- Book-Entry Transfer Facility" and "-- Notice of Guaranteed Delivery," a holder wishing to tender Existing Debentures pursuant to the Exchange Offer must complete and sign the accompanying Letter of Transmittal in accordance with the instructions contained therein, and forward or hand deliver them together with any other required documents and certificates for Existing Debentures being tendered on or prior to the Expiration Date to the Exchange Agent at its address set forth on the back cover page hereof.

         The Letter of Transmittal and Existing Debentures should be sent only to the Exchange Agent. No Letter of Transmittal or Existing Debentures should be sent to the Company, the Old Indenture Trustee or the New Indenture Trustee. The method of delivery of Existing Debentures, the Letter of Transmittal and all other required documents is at the election and risk of the holder of Existing Debentures. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery.

         All references to a "holder" of Existing Debentures contained in this Exchange Offering Circular shall mean the registered holder thereof or any other person to whom certificates for Existing Debentures are endorsed for transfer, either by endorsement on such certificate or pursuant to a properly executed bond power. The term "registered holder" means a person (other than the Company or any of its subsidiaries) in whose name Existing Debentures are registered as of the date of this Exchange Offering Circular on the books of the Company or the Old Indenture Trustee, as the registrar of Existing Debentures. Any beneficial owner whose Existing Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or in the name of CEDE & Co. and who wishes to exchange Existing Debentures for New Collateralized Debentures should contact such broker or other nominee or CEDE & Co. promptly and instruct such person, as the registered holder of Existing Debentures, to execute and deliver the Letter of Transmittal to the Exchange Agent on such beneficial owner's behalf.

         Unless (i) the Letter of Transmittal is signed by the registered holder(s) of Existing Debentures tendered therewith and issuance of New Collateralized Debentures pursuant to the Exchange Offer is to be made directly to such holder and the "Special Issuance and Payment Instructions" box on the Letter of Transmittal has not been completed, or (ii) such Existing Debentures are being tendered for the account of an Eligible Institution (as defined below), the authenticity of the signature on any Letter of Transmittal must be guaranteed by a commercial bank or trust company having an office or branch in the United States or by a firm that is a member of a registered national securities exchange or member of the National Association of Securities Dealers, Inc. and which is a member of (a) the Securities Transfer Agents Medallion Program (STAMP), administered by Kemark Financial Services, (b) the New York Stock Exchange Medallion Signature Program (MSP), or (c) the Stock Exchanges Medallion Program (SEMP), each of which is an "Eligible Institution." If Existing Debentures are registered in the name of a person other than the signer of the Letter of Transmittal, such Existing Debentures must be endorsed or accompanied by bond powers signed by the registered holder, with the signature on the endorsement or bond powers guaranteed in each case by an Eligible Institution. If Existing Debentures are registered in the name of a person other than the signer of a Letter of Transmittal, such Existing Debentures must be endorsed or accompanied by bond powers signed by the registered holder(s), with the signatures on the endorsement or bond powers guaranteed in each case by an Eligible Institution.

         Book-Entry Transfer Facility. The Exchange Agent will seek to establish an account with respect to the Existing Debentures at the DTC (the "Book-Entry Transfer Facility,") promptly after the date of this Exchange Offering Circular. A financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Existing Debentures by causing the Book-Entry Transfer Facility to transfer such Existing Debentures into the Exchange Agent's account, at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Existing Debentures may be effected through book-entry transfer at the Book-Entry Transfer Facility, in either case (i) a properly completed and duly executed Letter of Transmittal (or facsimiles thereof) with any required signature guarantees and any other required documents must be transmitted to and received by the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date or (ii) the guaranteed delivery procedure set forth below must be followed. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Exchange Agent.

         Notice of Guaranteed Delivery. If a holder of Existing Debentures elects to tender Existing Debentures pursuant to the Exchange Offer and (i) such Existing Debentures are not immediately available, but are not lost, (ii) time will not permit the holder to deliver all required documents to the Exchange Agent by the Expiration Date, or (iii) such holder cannot complete the procedure for book-entry transfer on a timely basis, such Existing Debentures may nevertheless be tendered if all of the following conditions are satisfied:

         (a)      the tender is made by or through an Eligible Institution;

         (b) on or prior to the Expiration Date, the Exchange Agent receives from an Eligible Institution (by facsimile transmission, mail or hand delivery) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, signed and dated, setting forth the name and address of the holder of Existing Debentures and the principal amount of Existing Debentures tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the duly executed Letter of Transmittal, together with the certificate(s) representing Existing Debentures (or confirmation of a book-entry transfer of Existing Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility as described under "--Book-Entry Transfer Facility") and all other documents required by the Letter of Transmittal, will be deposited by such Eligible Institution with the Exchange Agent; and

         (c) within five business days after the Expiration Date, the Exchange Agent receives the certificates for all tendered Existing Debentures in proper form for transfer (or a confirmation of a book-entry transfer of such Existing Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility, as described above), together with properly completed and duly executed Letter of Transmittal and any required signature guarantees, and all other documents required thereby.

         If a holder of Existing Debentures desires to tender Existing Debentures pursuant to the Exchange Offer, but is unable to locate the certificates for such Existing Debentures, such holder should telephone the Exchange Agent at the telephone number set forth on the back cover page hereof about procedures for tendering such Existing Debentures (which include delivery of duly executed Letter of Transmittal together with a duly executed (and notarized) Affidavit of Loss and Indemnity Bond).

         Miscellaneous. If any holder desires to tender less than the entire principal amount of any Existing Debentures evidenced by a submitted certificate(s), such holder should fill in the principal amount tendered in the appropriate box on the Letter of Transmittal with respect to the deposit being made, but only to the extent of the principal amount of Existing Debentures being tendered. The entire principal amount represented by the certificates for all Existing Debentures deposited with the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Existing Debentures tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. Tenders of Existing Debentures will not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. Any Existing Debentures received by the Exchange Agent that are not properly tendered and as to which the defects and irregularities have not been waived by the Company or cured will be returned by the Exchange Agent to the tendering holders thereof as soon as practicable following the Expiration Date. The Company reserves the absolute right to reject any or all tenders of any particular Existing Debentures determined by it not to be in proper form or the acceptance of or payment for which Existing Debentures may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive, in whole or in part, subject to any applicable law, any of the conditions of the Exchange Offer, and to waive any defect or irregularity in the tender of any particular Existing Debenture. The Company's interpretation of the terms and conditions of the Exchange Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. All tendering holders of Existing Debentures by execution of the Letter of Transmittal, will waive any right to receive notice of acceptance of their Existing Debentures, for exchange. Neither the Company, the Exchange Agent, nor any other person will be under any duty to give notification of any defects or irregularities with respect to tenders of Existing Debentures nor shall any of them incur any liability for failure to give any such notification.

         If the Letter of Transmittal is signed by any person or persons other than the registered holder or holders of Existing Debentures, such Existing Debentures must be endorsed for transfer to any such person or persons by the registered holder(s) thereof, either by endorsement on the certificate(s) or by a properly executed bond power, and accompanied by a valid proxy obtained from such registered holder(s), each signed by the registered holder(s) and guaranteed as described under "-- Notice of Guaranteed Delivery" above. If the Letter of Transmittal or any Existing Debentures or powers of attorney are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, provide proper evidence satisfactory to the Company (which may delegate powers in whole or in part to the Exchange Agent) of the appointment and their authority to so act.

ACCEPTANCE OF EXISTING DEBENTURES FOR EXCHANGE;
DELIVERY OF NEW COLLATERALIZED DEBENTURES

         Upon the satisfaction or waiver of all the conditions to the consummation of the Exchange Offer, at the Exchange Closing the Company will accept for exchange Existing Debentures validly tendered pursuant to the Exchange Offer and not withdrawn. The Exchange Agent will thereafter deliver certificates representing New Collateralized Debentures promptly after the Exchange Closing and a check for accrued interest, if any.

         The Company expressly reserves the right to delay acceptance of any tendered Existing Debentures or terminate the Exchange Offer and not accept for exchange any tendered Existing Debentures not theretofore accepted in its sole discretion if any conditions set forth under "--Conditions to the Exchange Offer" shall not have been satisfied or waived by the Company or fail to comply, in whole or in part, with any applicable law. If, for any reason, acceptance for exchange of, or delivery of New Collateralized Debentures in exchange for, Existing Debentures pursuant to the Exchange Offer is delayed, or the Company is unable to accept Existing Debentures for exchange, or issue or deliver New Collateralized

Debentures, then without prejudice to the Company's rights set forth herein, the Exchange Agent may nevertheless, on behalf of the Company, retain tendered Existing Debentures and such Existing Debentures may not be withdrawn except to the extent that the tendering holder thereof is entitled to withdrawal rights as described under "-- Withdrawal Rights" below. The foregoing is subject to Rule 14e-l(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the Existing Debentures tendered promptly after the termination or withdrawal of the Exchange Offer. The term "promptly" has been interpreted by the staff of the Commission to mean within five business days after termination.

         For purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Existing Debentures when, as and if the Company has given written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Existing Debentures for the purposes of receiving the New Collateralized Debentures from the Company and transmitting such New Collateralized Debentures to the tendering holders. Any tendered Existing Debentures not accepted for exchange by the Company will be returned without expense to the tendering holders (or, in the case of Existing Debentures tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, credited to an account maintained at the Book-Entry Transfer Facility designated by the participant therein who so delivered such Existing Debentures) as promptly as practicable following the Expiration Date. In all cases, New Collateralized Debentures will be delivered in exchange for Existing Debentures accepted for exchange pursuant to the Exchange Offer only after timely receipt by the Exchange Agent of Existing Debentures (through delivery of certificates or book-entry transfer), a properly completed and duly executed Letter of Transmittal (or facsimiles thereof) and any other documents required by the Letter of Transmittal.

INTEREST ON EXISTING DEBENTURES

         Tendering holders of Existing Debentures will be entitled to receive accrued interest on Existing Debentures accepted by the Company for exchange from the date of the last interest payment (i.e., April 30, 1998 or July 31, 1998).

WITHDRAWAL RIGHTS

         Prior to the Expiration Date, holders of Existing Debentures will have the right to withdraw any and all Existing Debentures tendered pursuant to the Exchange Offer. If a holder who has tendered Existing Debentures pursuant to the Exchange Offer subsequently effects a valid withdrawal of such holder's tender of Existing Debentures, such action will render the tender defective and the Company will have the right, which it may waive, to reject such tender as invalid and ineffective. To be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must:

         (i) be timely received by the Exchange Agent at the address set forth on the back cover page of this Exchange Offering Circular before the Exchange Agent receives notice of acceptance from the Company of tendered Existing Debentures;

         (ii)     specify the name of the person who tendered the Existing
                  Debentures;

         (iii) specify the name of the registered holder, the serial numbers of the particular Existing Debentures, and the aggregate principal amount represented by such Existing Debentures; and

         (iv) be signed by the registered holder who tendered such Existing Debentures in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company (which may delegate powers in whole or in part to the Exchange Agent) that the person withdrawing the tender has succeeded to the registered ownership of the Existing Debentures. If Existing Debentures have been tendered pursuant to the procedure for book-entry transfer as set forth herein, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Existing Debentures.

         Withdrawals of tenders of Existing Debentures may not be rescinded, and any Existing Debentures withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer; provided, however, that withdrawn Existing Debentures may be tendered by following one of the procedures described herein at any time prior to the Expiration Date.

         All questions as to the validity, form and eligibility including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding. None of the Company, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

APPRAISAL RIGHTS

         There are no appraisal or other similar statutory rights available to holders of Existing Debentures in connection with the Exchange Offer.

BACKUP WITHHOLDING

         The payments received pursuant to the Exchange Offer may be subject to backup withholding. In order to avoid the possible application of the federal income tax backup withholding rules, each tendering holder of Existing Debentures must complete the Substitute Form W-9 provided in the Letter of Transmittal and either (i) provide his correct taxpayer identification number, which in the case of a holder who is an individual is such holder's social security number, and certify under penalties of perjury that the taxpayer identification number provided is correct (or that such holder is awaiting a taxpayer identification number) and that (a) such holder has not been notified by the Internal Revenue Service (the "IRS") that he is subject to backup withholding as a result of failure to report all interest or dividends or (b) the IRS has notified such holder that he is no longer subject to backup withholding, or (ii) provide an adequate basis for exemption. Holders of Existing Debentures who do not satisfy these conditions may be subject to a $50 penalty imposed by the IRS and may be subject to backup withholding. Exempt holders (including, among others, corporations and certain foreign individuals) are not subject to these requirements if they satisfactorily established their status as such.

         By tendering Existing Debentures pursuant to the Exchange Offer, a holder that does not comply with the conditions described in the preceding paragraph authorizes the Exchange Agent or the Company, as the case may be, to withhold a portion of New Collateralized Debentures issuable to such holder of Existing Debentures to sell New Collateralized Debentures so withheld so as to enable the Exchange Agent or the Company to satisfy their backup withholding obligations. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS -- Backup Withholding and Information Reporting."

CONDITIONS TO THE EXCHANGE OFFER

         Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Collateralized Debentures pursuant to the Exchange Offer in exchange for, any Existing Debentures and may terminate or amend the Exchange Offer, if, at any time before the acceptance of such Existing Debentures for exchange, any of the following events shall occur:

         (i) any required consents and approvals to the commencement or consummation of the Exchange Offer are not obtained, including qualification of the New Indenture under the Trust Indenture Act; or

         (ii) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (a) seeking to restrain or prohibit the making or consummation of either of the Exchange Offer, or assessing or seeking any damages as a result thereof, (b) resulting in a material delay in the ability of the Company to accept for exchange or to exchange some or all of the Existing Debentures pursuant to the Exchange Offer, or (c) seeking to limit the benefits expected to be derived by the Company as a result of the transactions contemplated by the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority or agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (a), (b) or
(c) above or, in the sole judgment of the Company, would make it inadvisable to proceed with the Exchange Offer; or

         (iii) there shall have occurred (a) any general suspension of, or general limitation on prices for, or trading in, securities on the NYSE, (b) any limitation by any governmental agency or authority which adversely affects the ability of the Company to complete the transactions contemplated by the Exchange Offer, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (d) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

         (iv) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole, including such change in financial markets generally affecting equity securities of corporations or the ability of corporations to raise debt or equity capital that, in the sole judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have adverse significance with respect to the value of the New Collateralized Debentures or the Existing Debentures; which, in the sole judgment of the Company in any such case, and regardless of circumstances (including any action by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer, and/or with such acceptance for exchange or purchase or with such exchange or purchase.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion, subject to any applicable legal requirements. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

         The Exchange Offer is not conditioned upon a specified minimum principal amount of Existing Debentures being tendered in the Exchange Offer.

NO PAYMENTS FOR SOLICITATION; PAYMENT OF EXPENSES

         The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to any broker, dealer or other person soliciting the exchange of Existing Debentures pursuant to the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Exchange Offering Circular and related documents to the beneficial owners of Existing Debentures, and in handling and forwarding tenders to the Company.

         The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent, the fees and expenses of legal counsel and accountants to the Company, and printing and filing costs, will be paid by the Company and are estimated to be approximately $100,000.

EXCHANGE AGENT; INFORMATION AGENT; ASSISTANCE

         The Company has retained State Street Bank and Trust Company to act as Exchange Agent with respect to the Exchange Offer. The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and to reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company has also agreed to indemnify the Exchange Agent against certain liabilities and expenses.

         Questions and requests for assistance may be directed to the Exchange Agent or the Information Agent at their respective addresses set forth on the back cover page hereof. Requests for additional copies of this Exchange Offering Circular, the Letter of Transmittal, and other related documents should be directed to the Exchange Agent or the Information Agent.

BROKERAGE COMMISSIONS, FEES AND TRANSFER TAXES

         Holders who tender their Existing Debentures will not be obligated to pay brokerage commissions or fees with respect to the tender of any Existing Debentures. Holders who tender their Existing Debentures for exchange will not be obligated to pay any transfer taxes in connection therewith, except that (i) holders who instruct the Exchange Agent to register or issue the New Collateralized Debentures in the name of, or who request that Existing Debentures not accepted in the Exchange Offer be delivered to, a person other than the registered holder, or (ii) if a transfer tax is imposed for any reason other than the exchange of Existing Debentures for New Collateralized Debentures, such tendering holder will be responsible for the payment of any applicable transfer tax thereon.

MISCELLANEOUS

         The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Existing Debentures in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, in its discretion, take such action as it may deem necessary to make the Exchange Offer in any jurisdiction and to extend the Exchange Offer to holders of Existing Debentures in such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of any such jurisdiction. In any jurisdiction where securities or blue sky laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                       DESCRIPTION OF EXISTING DEBENTURES

         The Existing Debentures are issued under the Old Indenture dated as of March 2, 1993 between the Company and Norwest Bank Minnesota, National Association, as trustee (the "Old Indenture Trustee").

         THE FOLLOWING STATEMENTS, UNLESS THE CONTEXT OTHERWISE REQUIRES, ARE SUMMARIES OF THE SUBSTANCE OR GENERAL EFFECT OF CERTAIN PROVISIONS OF THE OLD INDENTURE AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE OLD INDENTURE. Unless otherwise defined, capitalized terms used in the following description are used as defined in the Old Indenture. All section references in the following description are to sections in the Old Indenture.

GENERAL

         The Existing Debentures are issued in fully registered form in denominations of $100 or integral multiples thereof. Interest on Existing Debentures accrued from the date of issuance at the rate of 7% per annum, and is payable quarterly on January 31, April 30, July 31 and October 31 of each year. (Section 301).

         The Existing Debentures will mature on July 31, 2000. They are transferable and registrable without charge, except for any tax or other governmental charge connected therewith. (Section 305).

SUBORDINATION

         The Existing Debentures constitute senior subordinated Indebtedness of the Company, subordinated to Senior Indebtedness, which is defined in the Old Indenture as all Indebtedness of the Company existing at any time and from time to time, which, by its terms, is expressly senior in right of payment to the Existing Debentures. As of the date hereof, the only outstanding Senior Indebtedness of the Company is the BCI Senior Indebtedness in the outstanding principal amount of $13,600,000 as of March 31, 1998, which Senior Indebtedness is secured by the Brookwood Collateral. The Brookwood Collateral is part of the Security Pool in which the company has granted the Existing Debentures a subordinate security interest and in which the Company will grant the New Collateralized Debentures a security interest that is subordinate to both the Senior Indebtedness and the Existing Debentures. See "-- Collateral Security -- Contents of Security Pool."

         In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, (ii) any liquidation, dissolution or other winding up or arrangement, adjustment, protection, relief or composition of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company, then the holders of Senior Indebtedness are entitled, among other things, to receive payment in full before holders of Existing Debentures are entitled to receive any payment. If, in any of the situations referred to in clauses (i), (ii) or (iii) above, a payment or distribution is made to the Old Indenture Trustee or to holders of Existing Debentures before all Senior Indebtedness has been paid in full, such payment or distribution shall be held in trust by the Old Indenture Trustee and paid over to the holders of Senior Indebtedness, notwithstanding the fact that the Existing Debentures are secured, as described in "-- Collateral Security," below (Section 1302).

         The Old Indenture provides that in the event of, and during the continuation of, any default in the payment of principal of or interest on any Senior Indebtedness, no payment may be made by the Company with respect to the Existing

Debentures until such event of default shall have been cured or waived in writing or shall have ceased to exist. Furthermore, in the event that any other event of default with respect to Senior Indebtedness has occurred and is continuing permitting the holders of Senior Indebtedness to declare the same due and payable prior to the date on which it would otherwise have become due and payable, then no payment may be made by the Company with respect to the Existing Debentures from the date the Company or the Old Indenture Trustee first receives written notice of such Event of Default from the holders of Senior Indebtedness until the earlier of (i) 360 days after such date, and (ii) the date, if any, on which such Senior Indebtedness is discharged or such Event of Default is waived in writing by the holders of Senior Indebtedness or otherwise cured.

         In any case where payment in respect of the Existing Debentures is prevented by the foregoing subordination provisions, the obligation of the Company to make payments of principal, premium, if any, and interest on the Existing Debentures, subject to the other provisions of the Old Indenture, will not otherwise be affected (Section 1306). By reason of the subordination provisions described herein, in the event of insolvency of the Company, the holders of Senior Indebtedness may recover more, ratably, than the holders of the Existing Debentures.

COLLATERAL SECURITY

         General. The Existing Debentures are secured by a Security Pool that is pledged to the Old Indenture Trustee for the benefit of the holders of Existing Debentures.

         The Existing Debentures will have a lien senior and prior to the lien of the New Collateralized Debentures with respect to assets in the Security Pool. Although the New Collateralized Debentures will have a subordinate lien to that of the Existing Debentures in the Security Pool, they will have a first and prior lien in the Senior Collateral in which the holders of the Existing Debentures will have no interest. In the event of a bankruptcy or liquidation of the Company, the priority of the claim of the holders of New Collateralized Debentures with respect to the Security Pool will be junior and subordinate to that of the holders of Existing Debentures remaining outstanding after the Exchange Closing, and the holders of the New Collateralized Debentures will share in proceeds of the Security Pool only after the claims of all prior liens and the Senior Indebtedness have been satisfied in full.

         Contents of Security Pool. The Security Pool consists of all of the issued and outstanding capital stock of BCI (the "Brookwood Collateral"), as well as all of the capital stock of HHI. BCI and HHI are each a direct or indirect wholly-owned subsidiary of the Company.

         BCI is a complete textile service firm that develops and produces innovative fabrics and related products through specialized finishing, treating and coating processes.

         HHI owns leasehold interests in the Longboat Key Holiday Inn hotel in Sarasota, Florida and the Airport Embassy Suites hotel in Oklahoma City, Oklahoma. The Longboat Key Holiday Inn, originally constructed in 1973, is situated on 750 feet of private beach on the Gulf of Mexico. The combination two-story/three-story destination resort hotel is one of the few beach front resorts in one of the prestigious Florida Keys. The hotel has 121 rooms and 25 suites and, as part of the conversion to a Holiday Inn & Suites hotel, was recently renovated at a cost of $3.5 million. The renovation was substantially completed in March 1998. The Airport Embassy Suites hotel is the only full-service, all-suite hotel in Oklahoma City and is strategically located two miles from the Will Rogers International Airport. The six-story, 236-room suite hotel was originally constructed in 1981 and is in excellent condition due to substantial capital investment in recent years. The airport area has developed into Oklahoma City's primary hotel district and draws the highest number of travelers. Capitalizing on its location, the hotel has consistently achieved high levels of market penetration due to its amenities.

         The Brookwood Collateral is also pledged to The Bank of New York pursuant to a first lien to secure the BCI Senior Indebtedness, which constitutes Senior Indebtedness under both the Old Indenture and the New Indenture. Therefore, the lien granted on the Brookwood Collateral with respect to the Existing Debentures constitutes a second lien behind the prior lien of The Bank of New York. As of March 31, 1998, the outstanding principal amount of the BCI Senior Indebtedness owed to The Bank of New York was $13,600,000. The stock of HHI is currently subject only to the lien granted to the Existing Debentures.

         Additional Security Interests. Pursuant to the terms of the Old Indenture, the Company is not permitted to grant or create a security interest (which security interest may be senior to that of the holders of Existing Debentures) in any of the assets in the Security Pool with respect to other Indebtedness of the Company, unless (i) the aggregate Net Value (as defined below) of the Security Pool immediately following the granting or creation of such security interest is at least equal to the then aggregate outstanding principal amount of Existing Debentures and (ii) such additional Indebtedness does not exceed $25 million in the aggregate at any time. If the Company grants or creates a further security interest in such assets, the Old Indenture Trustee will so notify the holders of Existing Debentures. "Net Value" means (a) with respect to assets in the Security Pool that are securities traded or quoted on a national securities exchange, or, if traded or quoted in the over-the-counter market, for which closing bid and asked prices are reported by the National Association of Securities Dealers Inc. Automated Quotation System ("NASDAQ") or the National Quotation Bureau, Inc. ("NQB") (individually or collectively, "Traded Securities"), on the trading day prior to the date of determination of Net Value, (i) the last reported sales price, regular way, on such day on the principal securities exchange on which such security is then listed or admitted to unlisted trading privileges; (ii) if no sale takes place on such day on any such exchange, the average of the last reported closing bid and asked prices, regular way, on such day as officially quoted on any such exchange; or (iii) if the security is not then listed or admitted to unlisted trading privileges on any securities exchange, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by NASDAQ or NQB, less, in each case, the principal amount of any Indebtedness that is secured by such Traded Securities, and, (b) with respect to securities that are not Traded Securities, the consolidated net book value, determined in accordance with GAAP, of an asset in the Security Pool. See "SPECIAL CONSIDERATIONS Consequences to Tendering Debentureholders -- Security."

         In the event of a bankruptcy, insolvency or liquidation of the Company, subject to the rights of holders of any other security interests in the Security Pool permitted under the Old Indenture and of holders of Senior Indebtedness, holders of Existing Debentures will be entitled to receive the proceeds of the Security Pool.

         Release of Assets from Security Pool. The Old Indenture Trustee may not release assets from the Security Pool unless immediately thereafter the Company consummates a mandatory redemption or repurchase in the amount of the Old Indenture Release Amount (as defined below under "-- Redemption -- Upon Release of an Asset from Security Pool"), or deposits with the Old Indenture Trustee the Old Indenture Release Amount, in the manner described below under "-- Redemption -- Upon Release of an Asset from Security Pool."

REDEMPTION

         Mandatory. During the five-year period following the original issuance of the Existing Debentures (the "Original Issue Date"), the Company was required to redeem, at 100% of the principal amount thereof, together with accrued interest to the redemption date, or repurchase in the open market or privately, Existing Debentures in an aggregate principal amount at least equal to 25% of the Initial Amount (as defined in the Old Indenture). Since the Original Issue Date, the Company has redeemed an aggregate principal amount of $6,925,757 of the Existing Debentures, leaving outstanding $20,555,443 in principal amount thereof.

         Upon Release of an Asset from Security Pool. In order to obtain the release of an asset from the Security Pool in connection with its sale, an amount at least equal to the lesser of (i) the Net Value of such asset on the Original Issue Date (or such later date as the asset was added to the Security
Pool) and (ii) the Net Proceeds (as defined below) of the sale of such asset (the "Old Indenture Release Amount") must be used by the Company, simultaneously with such release, to redeem Existing Debentures at 100% of the principal amount thereof, together with accrued interest to the Redemption Date, or, substantially simultaneously therewith, to repurchase Existing Debentures in the open market or privately, unless either (x) such amount is deposited in a special account maintained by the Old Indenture Trustee for the benefit of holders of Existing Debentures and designated as part of and added to the Security Pool in cash or cash equivalents (including investment grade securities) or (y) if other than cash, (a) the actual consideration received in connection with such sale (less the amounts set forth in clauses (B) and (C) of the definition of Net Proceeds, below) is designated as part of and added to the Security Pool, or (b) if such consideration cannot, for any reason, be contributed to the Security Pool, an amount equal to the fair value (determined as provided in the Old Indenture) of such consideration (less the amounts set forth in clauses (B) and (C) of the definition of Net Proceeds, below) designated as part of and added to the Security Pool. For purposes of the Old Indenture, "Net Proceeds" means the excess, if any, of (i) the cash (or fair value of other assets) received in connection with the disposition of an asset by the Company over (ii) the sum of (A) the principal amount of any Indebtedness which is secured by such asset and which is required to be repaid in connection with the disposition thereof, plus (B) the reasonable out-of-pocket expenses incurred by the Company in connection with such disposition, plus (C) provision for taxes, including federal, state and local income taxes, attributable to the disposition of such asset. For the purposes of the Old Indenture, "Fair Value" means, in the case of Traded Securities, the Net Value of such Traded Securities and, in the case of any assets other than Traded Securities, the price which could be negotiated in an arm's length market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure to complete the transaction, as determined in good faith by the Company's Board of Directors or, to the extent otherwise required under the Old Indenture, an independent engineer, appraiser or other expert.

         Optional. Existing Debentures may be redeemed at the election of the Company, at any time and from time to time, as a whole or in part, at a redemption price equal to 100% of the principal amount of Existing Debentures to be redeemed, together with accrued interest to the redemption date. In the event of redemption of less than all of the Existing Debentures, the Old Indenture Trustee shall select, by lot and at random, from the outstanding Existing Debentures not previously called for redemption. Notwithstanding anything to the contrary set forth herein, no Existing Debentures shall be redeemed in part unless the portion thereof that remains outstanding following such partial redemption is in a principal amount equal to $100 or an integral multiple of $100. On and after the redemption date, interest ceases to accrue on the Existing Debentures or portions thereof called for redemption (Sections 1204 and 1205).

EVENTS OF DEFAULT; RIGHTS ON DEFAULT

         The term "Event of Default" when used in the Old Indenture means any one of the following: (i) the failure of the Company to pay the principal of (or premium, if any ) any Existing Debenture or to pay the interest, if any, on any Existing Debenture when such interest comes due and such default continue for 30 days; (ii) a breach by the Company of its obligations described above under "-- Redemption -- Mandatory" or of the restrictive covenant described under "-- Restrictive Covenants -- Prohibition on Additional Liens on Assets in Security Pool"; (iii) the failure of the Company to perform any other covenant or agreement in the Old Indenture for 30 days; (iv) certain events of (a) bankruptcy, (b) insolvency, or (c) reorganization of the Company or its Subsidiaries; (v) release of an asset from the Security Pool without complying with the conditions described under "-- Redemption -- Upon Release of an Asset from Security Pool"; and (vi) the Company's or a Subsidiary's inability, or admission in writing of its inability, to pay its debts as they become due (Section 501).

         If an Event of Default referred to in clause (iv) (a) or (b) occurs, the principal amount of and all accrued interest on the Existing Debentures will become due and payable immediately. If any other Event of Default occurs and is continuing, the Old Indenture Trustee or the holders of at least a majority in principal amount of Existing Debentures then outstanding, by notice in writing to the Company, may declare the principal amount of, and all accrued interest on, all Existing Debentures to be due and payable immediately. Five days following such declaration, all such Existing Debentures shall become due and payable. However, such declaration and its consequences may be rescinded and annulled in certain circumstances by the holders of a majority in aggregate principal amount of the outstanding Existing Debentures (Section 502). The holders of a majority in aggregate principal amount of the Existing Debentures may also waive any past default under the Old Indenture except (i) a default in the payment of principal of, or premium or interest on, any Existing Debenture and (ii) in respect of a covenant or provision that cannot be modified or amended under the Old Indenture without the consent of the holder of each Existing Debenture affected (Section 513).

         The Old Indenture provides that the Old Indenture Trustee will, within 90 days after the occurrence of a default, give to the holders of Existing Debentures notice of all uncured or unwaived defaults known to it, provided that the Old Indenture Trustee may withhold from holders of Existing Debentures notice of any continuing default (except a default in payment of principal of or interest on the Existing Debentures) if it determines in good faith that withholding notice is in the interest of such holders (Section 602).

         The Company is required, pursuant to the terms of the Old Indenture, to furnish to the Old Indenture Trustee within 90 days after the close of each fiscal year a statement of certain officers of the Company to the effect that they have reviewed the activities of the Company and its performance under the Old Indenture and that, to the best of their knowledge, no default has occurred or, if one has occurred, specifying its nature and status (Section 1106).

         When any event has occurred and is continuing that is an Event of Default, or if the Old Indenture Trustee or any holder of Existing Debentures or the Old Indenture Trustee for, or the holder of, any other evidence of indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed default, the Company is required to deliver to the Old Indenture Trustee an officers' certificate specifying such event, notice or other action within five business days of its occurrence (Section 1107).

         The holders of a majority of the principal amount of outstanding Existing Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Old Indenture Trustee, or exercising any trust or power conferred on the Old Indenture Trustee; provided that (i) such direction is not in violation of law or the provisions of the Old Indenture and (ii) the Old Indenture Trustee may take any other action deemed proper by the Old Indenture Trustee not inconsistent with such direction (Section 512).

         If an Event of Default shall occur, the Old Indenture Trustee is required to use the degree of care and skill of a prudent person in the conduct of his own affairs. Subject to such provisions, the Old Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Old Indenture at the request of any of the holders of the Existing Debentures unless they shall have offered to the Old Indenture Trustee reasonable security or indemnity. Except as specifically provided in the Old Indenture, nothing therein relieves the Old Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct (Section 601).

         No holder of any Existing Debenture shall have the right to institute suit to enforce the terms of the Old Indenture or for any other remedy thereunder unless (i) he has given written notice of the default to the Old Indenture Trustee; (ii) the holders of at least 50% in aggregate principal amount of the Existing Debentures outstanding have requested in writing the Old Indenture Trustee to institute suit and have offered to provide the Old Indenture Trustee with reasonable indemnity against liability in connection with such suit; (iii) the Old Indenture Trustee has failed to institute such suit for 60 days after receipt of such request and offer of indemnity; and (iv) during such 60-day period, the holders of a majority in principal amount of the outstanding Existing Debentures do not give the Old Indenture Trustee a direction inconsistent with this request (Section 507).

         Subject to the foregoing paragraph and the subordination provisions of the Old Indenture, the right of each holder of Existing Debentures to enforce his rights to receive payment of principal of, premium, if any, and interest on the Existing Debentures held by him may not be impaired without his consent (Section 508).

MODIFICATION AND AMENDMENT OF OLD INDENTURE

         The Old Indenture may be amended or supplemented by the Company and the Old Indenture Trustee with the consent of the holders of at least a majority in principal amount of Existing Debentures then outstanding; provided, however, that no modification of the Old Indenture will be effective (i) to change the stated maturity of any New Collateralized Debenture; (ii) to reduce the interest rate or extend the time for the payment of interest on any Existing Debenture;
(iii) to reduce the principal amount of any New Collateralized Debenture; (iv) to reduce the amount of any premium payable upon redemption; (v) to change the mandatory redemption or repurchase requirements; (vi) to impair the right of holders of Existing Debentures to institute suit for the enforcement of payment with respect to the Existing Debentures; (vii) to reduce the percentage principal amount of Existing Debentures required for modification; (viii) to modify the subordination provisions in a manner adverse to the holders of Existing Debentures; or (ix) with respect to the selection by the Old Indenture Trustee of Existing Debentures to be redeemed in connection with a partial redemption of Existing Debentures by the Company, in each case, against any holder of Existing Debentures without his consent (Section 902).

         Without the consent of the holders of Existing Debentures, the Company and the Old Indenture Trustee may enter into one or more supplemental indentures to (i) evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company; (ii) add further covenants for the benefit of the holders of Existing Debentures or to surrender any right or power conferred upon the Company; (iii) secure the Existing Debentures; and (iv) make any change that does not adversely affect the interests of the holders of Existing Debentures (Section 901).

         The Old Indenture may be satisfied and discharged upon (i) cancellation of all of the outstanding Existing Debentures; or (ii) under certain other conditions, upon deposit with the Old Indenture Trustee of money or U.S. Government obligations sufficient to pay the principal of and accrued interest on outstanding Existing Debentures to redemption or maturity (Section 401).

RESTRICTIVE COVENANTS

         Prohibition on Additional Liens on Assets in Security Pool. Pursuant to the terms of the Old Indenture, the Company is prohibited from granting or creating any security interest in any of the assets in the Security Pool with respect to other Indebtedness of the Company unless (i) the aggregate Net Value of the Security Pool immediately following the granting or creation of such security interest is at least equal to the then aggregate outstanding principal amount of Existing Debentures and (ii) such additional Indebtedness does not exceed $25 million in the aggregate.

         No Restriction on Payment at Stated Maturity. The Old Indenture provides that the Company may not create, incur, assume or suffer to exist any Indebtedness having a stated maturity at the same time as or after the stated maturity of the Existing Debentures which, by its terms or the terms of the instrument creating or evidencing it, in any way prohibits or restricts the payment at stated maturity of the principal of the Existing Debentures in accordance with the terms of the Existing Debentures and the Old Indenture.

         Corporate Existence; Conduct of Business. Subject to the discussion below under the "Merger, Consolidation or Sale of Assets," the Company shall and shall cause its Subsidiaries to preserve, renew and keep in full force and effect its corporate existence, and take all reasonable action to maintain all material rights (charter and statutory), privileges and franchises necessary or desirable in the normal conduct of its business; provided, however, that the Company shall not be required to preserve any such rights, privileges or franchises, or the corporate existence of any Subsidiary, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole, and that the loss thereof is not, and will not be, adverse in any material respect to the holders of the Existing Debentures.

         Merger, Consolidation or Sale of Assets. The Company may not consolidate or merge with, or sell or convey its property as an entirety or substantially as an entirety to, another corporation, person or entity unless after giving effect thereto (i) no Event of Default exists; (ii) the successor Person (if other than the Company) assumes in writing all of the obligations of the Company under the Existing Debentures and the Old Indenture; and (iii) the Company or such Person has delivered to the Old Indenture Trustee an officers' certificate and an opinion of counsel, each stating that such transaction and, if a supplemental indenture is required in connection therewith, such supplemental indenture complies with the Old Indenture and that all conditions precedent relating to such transaction have been satisfied (Section 801).

GOVERNING LAW

         The Old Indenture and the Existing Debentures is governed by and construed in accordance with the laws of the State of New York (Section 112).

THE OLD INDENTURE TRUSTEE

         Norwest Bank Minnesota, National Association is the Old Indenture Trustee under the Old Indenture. The Old Indenture provides that during the existence of an Event of Default, the Old Indenture Trustee will exercise the rights and powers vested in it by the Old Indenture, using the same degree of care and skills as a prudent person would exercise under the circumstances in the conduct of its own affairs. The Old Indenture Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the Old Indenture) it must eliminate such conflict or resign.

                  DESCRIPTION OF NEW COLLATERALIZED DEBENTURES

         New Collateralized Debentures will be issued under the New Indenture to be dated as of the Expiration Date between the Company and Bank One, N.A., as trustee (the "New Indenture Trustee").

         THE FOLLOWING STATEMENTS, UNLESS THE CONTEXT OTHERWISE REQUIRES, ARE SUMMARIES OF THE SUBSTANCE OR GENERAL EFFECT OF CERTAIN PROVISIONS OF THE NEW INDENTURE AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE NEW INDENTURE. Unless otherwise defined, capitalized terms used in the following description are used as defined in the New Indenture. All section references in the following description are to sections in the New Indenture.

GENERAL

         The New Collateralized Debentures will be issued in fully registered form in the original aggregate principal amount of up to $20,555,443, in denominations of $100 or integral multiples thereof. Interest on Existing Debentures will accrue from the date of issuance at the rate of 8.5 % per annum, and will be payable quarterly on January 31, April 30, July 31 and October 31 of each year, commencing July 31, 1998. (Section 301).

         The New Collateralized Debentures will mature on July 31, 2005. They will be transferable and registrable without charge, except for any tax or other governmental charge connected therewith. (Section 305).

SUBORDINATION

         The New Collateralized Debentures will constitute senior subordinated Indebtedness of the Company, subordinated to Senior Indebtedness, which shall be defined in the New Indenture as all Indebtedness of the Company existing at any time and from time to time, which, by its terms, is expressly senior in right of payment to the New Collateralized Debentures. As of March 31, 1998, the only outstanding Senior Indebtedness was the BCI Senior Indebtedness in the principal amount of $13,600,000, which is secured by the Brookwood Collateral. The Brookwood Collateral is part of the Security Pool in which the Company has granted the Existing Debentures a subordinate security interest and in which the Company will grant the New Collateralized Debentures a security interest which is subordinate to both the Senior Indebtedness and the Existing Debentures. See "Collateral Security," below (Section 1302).

         In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, (ii) any liquidation, dissolution or other winding up or arrangement, adjustment, protection, relief or composition of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company, then and in any such event, the holders of Senior Indebtedness shall be entitled, among other things, to receive payment in full before holders of New Collateralized Debentures are entitled to receive any payment. If, in any of the situations referred to in clauses (i), (ii) or (iii) above, a payment or distribution is made to the New Indenture Trustee or to holders of New Collateralized Debentures before all Senior Indebtedness has been paid in full, such payment or distribution shall be held in trust by the New Indenture Trustee and paid over to the holders of Senior Indebtedness, notwithstanding the fact that the New Collateralized Debentures are secured, as described in "--Collateral Security," below (Section
1302).

         The New Indenture provides that in the event of and during the continuation of any default in the payment of principal of or interest on any Senior Indebtedness, no payment may be made by the Company with respect to the New Collateralized Debentures until such event of default shall have been cured or waived in writing or shall have ceased to exist. Furthermore, in the event that any other event of default with respect to Senior Indebtedness has occurred and is continuing permitting the holders of Senior Indebtedness to declare the same due and payable prior to the date on which it would otherwise have become due and payable, then no payment may be made by the Company with respect to the New Collateralized Debentures from the date the Company or the New Indenture Trustee first receives written notice of such event of default from the holders of Senior Indebtedness until the earlier of (i) 360 days after such date, and
(ii) the date, if any, on which such Senior Indebtedness is discharged or such event of default is waived in writing by the holders of Senior Indebtedness or otherwise cured.

         In any case where payment in respect of the New Collateralized Debentures is blocked by the foregoing subordination provisions, the obligation of the Company to make payments of principal, premium, if any, and interest on the New Collateralized Debentures, subject to the other provisions of the New Indenture, will not otherwise be affected (Section 1306). By reason of the subordination provisions described herein, in the event of insolvency of the Company, the holders of Senior Indebtedness may recover more, ratably, than the holders of the New Collateralized Debentures.

COLLATERAL SECURITY

         General. The New Collateralized Debentures will be secured by a first and senior lien on the Senior Collateral (described below), which will be pledged to the New Indenture Trustee pursuant to the Pledge Agreement and will be entitled to be proceeds of the Senior Collateral free of the claims of the holders of the Existing Debentures. The New Collateralized Debentures will also be secured by a subordinate and junior lien on the Security Pool, which is currently pledged to the Old Indenture Trustee for the benefit of the holders of Existing Debentures. The Security Pool consists of the Brookwood Collateral and all the stock of HHI (as described above in "DESCRIPTION OF EXISTING DEBENTURES -- Collateral Security -- Contents of Security Pool"). The Brookwood Collateral is also pledged to The Bank of New York pursuant to a first lien to secure the BCI Senior Indebtedness that constitutes Senior Indebtedness under both the Old Indenture and the New Indenture. Therefore, the lien to be granted on the Brookwood Collateral with respect to the New Collateralized Debentures will constitute a third lien behind the prior liens of The Bank of New York and the Existing Debentures. Consequently, in the event of a bankruptcy, insolvency or liquidation of the Company, the priority of the claim of the New Collateralized Debentures with respect to the Security Pool will be junior and subordinate to that of the holders of Existing Debentures remaining outstanding after the Exchange Closing and that of the Bank of New York with respect to the Brookwood Collateral, and, subject to the holders of Senior Indebtedness, the holders of the New Collateralized Debentures will share in the proceeds of the Security Pool only after the claims of all prior liens have been satisfied in full. As of March 31, 1998, the outstanding principal amount of the BCI Senior Indebtedness owed to The Bank of New York was $13,600,000. The outstanding principal amount of the Existing Debentures that will continue to be secured by a lien on the Security Pool that is senior to the lien to be granted for the New Collateralized Debentures will depend on the principal amount of Existing Debentures that are exchanged for New Collateralized Debentures in the Exchange Offer. The greater the principal amount of Existing Debentures that are exchanged, the smaller the dollar amount of liens senior to the lien to be granted to the New Collateralized Debentures.

         The stock of HHI that is also part of the Security Pool is currently subject only to the lien granted to the Existing Debentures. Accordingly, the lien to be granted to the New Collateralized Debentures will be a second lien subordinate only to the lien in favor of the Existing Debentures.

         The final element of security for the New Collateralized Debentures will be the stock of Brock Suites, which stock is not pledged to secure any other Indebtedness of the Company. The lien to be granted to the New Collateralized Debentures will be a first and prior lien subordinate to no other liens.

         Contents of the Security Pool and Senior Collateral. The Security Pool consists of the Brookwood Collateral and all the stock of HHI. The Senior Collateral consists of all the issued and outstanding capital stock of Brock Suites.

         Brock Suites owns fee interests in Residence Inn by Marriott hotels located in Tulsa, Oklahoma and Greenville, South Carolina, and a leasehold interest in a Residence Inn by Marriott hotel in Huntsville, Alabama. The Residence Inn in Tulsa was constructed in two phases, in 1981 and 1983, as an upper tier, extended stay hotel. The property is arranged in an apartment-like setting offering a residential environment for extended stay guests. The hotel is comprised of 135 suites in seventeen, two-story residential buildings. Each of the buildings contains eight suites each and offers large rooms and superior amenities. The two-story Gatehouse serves as a registration and lobby area along with a breakfast bar, central gathering area and an executive board room. The property is centrally located within minutes from downtown, the airport and other major business districts. The Greenville, South Carolina hotel was constructed in 1984 as a first-class extended stay Residence Inn hotel. Similar to the Tulsa hotel, the Greenville hotel offers 96 suites in twelve, two-story residential buildings of eight suites each, along with a central Gatehouse. The hotel is centrally located in one of Greenville's fastest growing areas and has maintained strong relationships with the area's primary corporations, which provide a strong customer base for the hotel. The Huntsville, Alabama hotel was also constructed in 1984 as a first-class, extended stay Residence Inn hotel. As with the other Residence Inn hotels, the property is arranged in an apartment-like setting offering a residential environment for extended stay guests. The hotel provides 112 suites in fourteen, two-story residential buildings of eight suites each, along with a central Gatehouse. The hotel is strategically located between Huntsville's two largest research and business centers, which are the largest generators of extended stay guests, and is located only minutes from downtown Huntsville. Huntsville is considered one of the top research and development communities in the United States and is home to several governmental operations, such as the Redstone Arsenal, the Army Aviation and Missile Command and NASA's Marshall Space Flight Center.

         It is likely that the realizable value of all the assets in the Security Pool and those that comprise the Senior Collateral will fluctuate throughout the term of the New Collateralized Debentures and that such fluctuations may be material. Under the terms of the New Indenture, the Company is under no obligation to maintain any minimum value of the Senior Collateral, the Security Pool or any asset included therein. Therefore, if the aggregate value of the Senior Collateral and/or any of the assets in the Security Pool decreases after the Exchange Closing, the Company is under no obligation to add additional assets to or substitute different assets for assets in the Senior Collateral or the Security Pool. In addition, the Brookwood Collateral that is included in the Security Pool is subject to prior security interests, including the security interest granted to The Bank of New York to secure the BCI Senior Indebtedness and the security interest in favor of the Existing Debentures. The ability of the New Indenture Trustee to foreclose on and realize upon such securities will be limited as a consequence thereof. There can be no assurance that the amount realizable upon a liquidation of the Security Pool at any time will equal the aggregate principal amount of the Senior Indebtedness and the Existing Debentures outstanding at the time of such liquidation, or that any proceeds of any such liquidation will be available for payment of the New Collateralized Debentures. Similarly, there can be no assurance that the amount realizable upon a liquidation of the Security Pool at any time that is available for payment against the New Collateralized Debentures plus the amount realizable upon a liquidation of the Senior Collateral will equal the aggregate principal amount of the New Collateralized Debentures outstanding at the time of such liquidation.

         Valuation of Security Pool and Senior Collateral. Certain provisions of the Old Indenture and the New Indenture that relate to valuation of the assets in the Security Pool and assets that comprise the Senior Collateral base the valuations

(i) for Traded Securities, on the trading values of such assets on the national securities exchange, the national securities quotation system or the established over-the-counter market on which they are traded; or (ii) for securities that are not Traded Securities, on the consolidated net book value of such assets. None of the assets in the Security Pool or the assets which comprise the Senior Collateral are Traded Securities. Therefore, their values for purposes of the Old Indenture and the New Indenture (including the provisions which relate to release of liens) are based upon their respective consolidated net book values. Those net book values are based upon the depreciated values of the assets owned by the various companies, which depreciated values are based upon the lower of the cost of the assets or their market value when acquired by the respective companies.

         As of March 31, 1998, the aggregate net book values for the assets in the Security Pool and for the assets which comprise the Senior Collateral was $26,541,000 which amounts are allocated among the Brookwood Collateral, the stock of HHI and the Senior Collateral. These net book values do not represent the market values of such items of collateral.

         The Company has engaged Sonnenblick Goldman to explore the sale of the hotel properties that are owned by subsidiaries of Brock Suites and HHI. The hotels are substantially all of the tangible assets owned by the companies that comprise the Senior Collateral other than the Brookwood Collateral. As of the date hereof, the Company has not entered into any agreements for the sale of any of such properties and does not intend to enter into any sales agreement unless the sales price is significantly in excess of book value.

         The President of BCI, all of the issued and outstanding capital stock of which comprises the Brookwood Collateral, requested and was granted an option to purchase for cash all of the outstanding capital stock of BCI for a minimum of $9,800,000, including the payment of a cash dividend and other payments of at least $1,800,000. The option was not exercised and the option expired on March 31, 1998.

         Certain summary, unaudited financial information concerning Brock Suites, HHI and BCI is included as appendix A to this Exchange Offer Circular. Holders of the Existing Debentures are encouraged to review this information in determining whether to accept the Exchange Offer.

         Additional Security Interests. Pursuant to the terms of the New Indenture, the Company may not grant or create any security interest on any of the assets in the Security Pool with respect to other Indebtedness of the Company unless (i) such security interest is permitted by the Old Indenture (for so long as it remains in effect); (ii) the aggregate Net Value of the assets in the Security Pool immediately following the granting or creating of such security interest is at least equal to the then aggregate outstanding principal amount of the Existing Debentures that are then outstanding, if any, and the New Collateralized Debentures; and (iii) such additional Indebtedness does not exceed $25 million in the aggregate at any time. The Company may also grant an additional security interest in the Senior Collateral to secure any additional Indebtedness of the Company that is also secured by an additional security interest on the assets in the Security Pool. To the extent the Company is not prohibited from granting or creating such a security interest with respect to other Indebtedness, such security interest may rank senior to the security interest in the Pledge Agreement, and the Company may require the New Indenture Trustee to transfer possession of assets in the Security Pool and the Senior Collateral to the holder of such other Indebtedness in connection with such grant or creation of a security interest, provided that such assets remain subject to the security interest of the Pledge Agreement pursuant to an intercreditor agreement reasonably satisfactory to the Old Indenture Trustee.

         In the event of a bankruptcy, insolvency or liquidation of the Company, and subject to the rights of holders of holders of Senior Indebtedness, holders of New Collateralized Debentures will be entitled to receive the proceeds of the Senior Collateral. Subject to the rights of holders of Existing Debentures, the rights of holders of any other security interests in the Security Pool and of holders of Senior Indebtedness, holders of New Collateralized Debentures will be entitled to receive any remaining proceeds of the Security Pool.

         Release of Assets. The New Indenture Trustee shall take all steps reasonably required to release any part of the Security Pool from the lien granted in favor of the New Collateralized Debentures in connection with the sale of such asset by the Company if the proceeds thereof are used to satisfy senior and prior liens in accordance with the terms of the Old Indenture and if all remaining proceeds, if any, are used to redeem New Collateralized Debentures or continue to serve as collateral for the New Collateralized Debentures. Accordingly, the New Indenture Trustee may not release assets that comprise part of the Senior Collateral or the Free Security Pool Assets unless immediately thereafter the Company consummates a mandatory redemption or repurchase of New Collateralized Debentures in an amount at least equal to the lesser of (i) the Net Value on the date of issue of the New Collateralized Debentures (or such later date as the asset was added to the Security Pool) and (ii) the Net Proceeds (as defined below) of the sale of such asset (the "New Indenture Release Amount"), or deposits with the New Indenture Trustee the New Indenture Release Amount. If an asset that is part of the Senior Collateral or the Free Security Pool Assets is released from the lien granted to secure the New Collateralized Debentures, in connection with a sale of such asset, an amount at least equal to the lesser of
(i) the Net Value of such asset on the date of the Exchange Closing and (ii) the Net Proceeds (as defined below) received by the Company from the sale or release of an asset that is part of the Senior Collateral or the Free Security Pool Assets must be used by the Company (A) simultaneously therewith, to redeem New Collateralized Debentures at 100% of the principal amount thereof, together with accrued interest to the redemption date, or (B) substantially simultaneously therewith, to repurchase New Collateralized Debentures in the open market or privately for an aggregate amount at least equal to the Net Proceeds from the sale of such asset, or (C) simultaneously therewith, for deposit in a special account maintained by the New Indenture Trustee for the benefit of the holders of New Collateralized Debentures. For purposes of the New Indenture, "Net Proceeds" shall mean the excess, if any, of (i) the cash (or fair value of other assets) received in connection with the disposition of an asset by the Company over (ii) the sum of (A) the principal amount of any Indebtedness which is secured by such asset and which is required to be repaid in connection with the disposition thereof, plus (B) the reasonable out-of-pocket expenses incurred by the Company in connection with such disposition, plus (C) provisions for taxes, including federal, state and local income taxes, attributable to the disposition of such asset. For the purposes of the New Indenture, "Fair Value" shall mean, in the case of Traded Securities, the Net Value of such Traded Securities and, in the case of any assets other than Traded Securities, the price which could be negotiated in an arm's length market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure to complete the transaction, as determined in good faith by the Company's Board of Directors or, to the extent otherwise required under the New Indenture, as independent engineer, appraiser or other expert. New Collateralized Debentures will constitute secured indebtedness of the Company and will rank on a parity with the Existing Debentures.

REDEMPTION

         New Collateralized Debentures may be redeemed at the election of the Company, at any time and from time to time, as a whole or in part, at a redemption price equal to 100% of the principal amount of New Collateralized Debentures to be redeemed, together with accrued interest to the redemption date. In the event of redemption of less than all of the New Collateralized Debentures, the New Indenture Trustee shall select, by lot and at random, from the outstanding New Collateralized Debentures not previously called for redemption. Notwithstanding anything to the contrary set forth herein, no New Collateralized Debentures shall be redeemed in part unless the portion thereof which remains outstanding following such partial redemption is in a principal amount equal to $100 or an integral multiple of $100. On and after the redemption date, interest ceases to accrue on the New Collateralized Debentures or portions thereof called for redemption (Sections 1204 and 1205).

EVENTS OF DEFAULT; RIGHTS ON DEFAULT

         The term "Event of Default" when used in the New Indenture means any one of the following: (i) the failure of the Company to pay the principal of (or premium, if any) any New Collateralized Debenture or to pay the interest, if any, on any Existing Debenture when such interest comes due and such default continues for 30 days; (ii) a breach by the Company of or its obligations described above under -- Restrictive Covenants -- Prohibition on Additional Liens on Assets in Security Pool"; (iii) the failure of the Company to perform any other covenant or agreement in the New Indenture for 30 days; (iv) release of an asset from the Security Pool without complying with the conditions described under "--Redemption -- Upon Release of an Asset from Security Pool";
(v) an Event of Default shall have occurred and be continuing with respect to the Existing Debentures, and (vi) certain events of (a) bankruptcy, (b) insolvency, or (c) reorganization of the Company or its Subsidiaries. In addition, the New Indenture provides that the occurrence of an Event of Default under the Old Indenture Constitutes an Event of Default under the New Indenture. (Section 501).

         If an Event of Default referred to in clause (vi) (a) or (b) occurs, the principal amount of and all accrued interest on the New Collateralized Debentures will become due and payable immediately. If any other Event of Default occurs and is continuing, the New Indenture Trustee or the holders of at least a majority in principal amount of New Collateralized

Debentures then outstanding, by notice in writing to the Company, may declare the principal amount of, and all accrued interest on, all New Collateralized Debentures to be due and payable immediately. Five days following such declaration, all such New Collateralized Debentures shall become due and payable. However, such declaration and its consequences may be rescinded and annulled in certain circumstances by the holders of a majority in aggregate principal amount of the outstanding New Collateralized Debentures (Section 502). The holders of a majority in aggregate principal amount of the New Collateralized Debentures may also waive any past default under the New Indenture except (i) a default in the payment of principal of or premium or interest on any New Collateralized Debenture and (ii) in respect of a covenant or provision that cannot be modified or amended under the New Indenture, without the consent of the holder of each New Collateralized Debenture affected (Section
513).

         The New Indenture provides that the New Indenture Trustee will, within 90 days after the occurrence of a default, give to the holders of New Collateralized Debentures notice of all uncured or unwaived defaults known to it, provided that the New Indenture Trustee may withhold from holders of New Collateralized Debentures notice of any continuing default (except a default in payment of principal of or interest on the New Collateralized Debentures) if it determines in good faith that withholding notice is in the interest of such holders (Section 602).

         The Company is required, pursuant to the terms of the New Indenture, to furnish to the New Indenture Trustee within 90 days after the close of each fiscal year a statement of certain officers of the Company to the effect that they have reviewed the activities of the Company and its performance under the New Indenture and that, to the best of their knowledge, no default has occurred or, if one has occurred, specifying its nature and status (Section 1106).

         When any event has occurred and is continuing that is an Event of Default, or if the New Indenture Trustee or any holder of New Collateralized Debentures or the New Indenture Trustee for, or the holder of, any other evidence of indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed default, the Company is required to deliver to the New Indenture Trustee an officers' certificate specifying such event, notice or other action within five business days of its occurrence (Section 1107).

         The holders of a majority of the principal amount of outstanding New Collateralized Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the New Indenture Trustee, or exercising any trust or power conferred on the New Indenture Trustee; provided that (i) such direction is not in violation of law or the provisions of the New Indenture and (ii) the New Indenture Trustee may take any other action deemed proper by the New Indenture Trustee not inconsistent with such direction (Section 512).

         If an Event of Default shall occur, the New Indenture Trustee is required to use the degree of care and skill of a prudent person in the conduct of his own affairs. Subject to such provisions, the New Indenture Trustee will be under no obligation to exercise any of its rights or powers under the New Indenture at the request of any of the holders of the New Collateralized Debentures unless they shall have offered to the New Indenture Trustee reasonable security or indemnity. Except as specifically provided in the New Indenture, nothing therein relieves the New Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct (Section 601).

         No holder of any New Collateralized Debenture shall have the right to institute suit to enforce the terms of the New Indenture or for any other remedy thereunder unless (i) he has given written notice of the default to the New Indenture Trustee; (ii) the holders of at least 50% in aggregate principal amount of the New Collateralized Debentures outstanding have requested in writing the New Indenture Trustee to institute suit and have offered to provide the New Indenture Trustee with reasonable indemnity against liability in connection with such suit; (iii) the New Indenture Trustee has failed to institute such suit for 60 days after receipt of such request and offer of indemnity; and (iv) during such 60-day period, the holders of a majority in principal amount of the outstanding New Collateralized Debentures do not give the New Indenture Trustee a direction inconsistent with this request (Section
507).

         Subject to the foregoing paragraph and the subordination provisions of the New Indenture, the right of each holder of New Collateralized Debentures to enforce his rights to receive payment of principal of, premium, if any, and interest on the New Collateralized Debentures held by him may not be impaired without his consent (Section 508).

MODIFICATION AND AMENDMENT OF NEW INDENTURE

         The New Indenture may be amended or supplemented by the Company and the New Indenture Trustee with the consent of the holders of at least a majority in principal amount of New Collateralized Debentures then outstanding; provided, however, that no modification of the New Indenture will be effective (i) to change the stated maturity of any New Collateralized Debenture; (ii) to reduce the interest rate or extend the time for the payment of interest on any New Collateralized Debenture; (iii) to reduce the principal amount of any New Collateralized Debenture; (iv) to reduce the amount of any premium payable upon redemption; (v) to change the mandatory redemption or repurchase requirements;
(vi) to impair the right of holders of New Collateralized Debentures to institute suit for the enforcement of payment with respect to the New Collateralized Debentures; (vii) to reduce the percentage principal amount of New Collateralized Debentures required for modification; (viii) to modify the subordination provisions in a manner adverse to the holders of New Collateralized Debentures; or (ix) with respect to the selection by the New Indenture Trustee of New Collateralized Debentures to be redeemed in connection with a partial redemption of New Collateralized Debentures by the Company, in each case, against any holder of New Collateralized Debentures without his consent (Section 902).

         Without the consent of the holders of New Collateralized Debentures, the Company and the New Indenture Trustee may enter into one or more supplemental indentures to (i) evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company; (ii) add further covenants for the benefit of the holders of New Collateralized Debentures or to surrender any right or power conferred upon the Company; (iii) secure the New Collateralized Debentures; and (iv) make any change that does not adversely affect the interests of the holders of New Collateralized Debentures (Section 901).

         The New Indenture may be satisfied and discharged upon (i) cancellation of all of the outstanding New Collateralized Debentures, or (ii) under certain other conditions, upon deposit with the New Indenture Trustee of money or U.S. Government obligations sufficient to pay the principal of and accrued interest on outstanding Existing Debentures to redemption or maturity (Section 401).

RESTRICTIVE COVENANTS

         Prohibition on Additional Liens on the Security Pool. The Company may grant additional liens on the Senior Collateral and the Security Pool only in certain circumstances. See "Additional Security Interests," above.

         No Restriction on Payment at Stated Maturity. The New Indenture provides that the Company may not create, incur, assume or suffer to exist any Indebtedness having a stated maturity at the same time as or after the stated maturity of the New Collateralized Debentures which, by its terms or the terms of the instrument creating or evidencing it, in any way prohibits or restricts the payment at stated maturity of the principal of the New Collateralized Debentures in accordance with the terms of the New Collateralized Debentures and the New Indenture.

         Corporate Existence; Conduct of Business. Subject to the discussion below under the caption "Merger, Consolidation or Sale of Assets," the Company shall and shall cause its Subsidiaries to preserve, renew and keep in full force and effect its corporate existence, and take all reasonable action to maintain all material rights (charter and statutory), privileges and franchises necessary or desirable in the normal conduct of its business; provided, however, that the Company shall not be required to preserve any such rights, privileges or franchises, or the corporate existence of any Subsidiary, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole, and that the loss thereof is not, and will not be, adverse in any material respect to the holders of the New Collateralized Debentures.

         Merger, Consolidation or Sale of Assets. The Company may not consolidate or merge with, or sell or convey its property as an entirety or substantially as an entirety to, another corporation, person or entity unless after giving effect thereto (i) no Event of Default exists; (ii) the successor Person (if other than the Company) assumes in writing all of the obligations of the Company under the New Collateralized Debentures and the New Indenture; and
(iii) the Company or such Person has delivered to the New Indenture Trustee an officers' certificate and an opinion of counsel, each stating that such transaction and, if a supplemental indenture is required in connection therewith, such supplemental indenture complies with the New Indenture and that all conditions precedent relating to such transaction have been satisfied (Section 801).

GOVERNING LAW

         The New Indenture and the New Collateralized Debentures will be governed by and construed in accordance with the laws of the State of Texas (Section 112).

THE NEW INDENTURE TRUSTEE

         Bank One, N.A. will be the New Indenture Trustee under the New Indenture. The New Indenture provides that during the existence of an Event of Default, the New Indenture Trustee will exercise the rights and powers vested in it by the New Indenture, using the same degree of care and skills as a prudent person would exercise under the circumstances in the conduct of its own affairs. The New Indenture Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the New Indenture) it must eliminate such conflict or resign.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of the material federal income tax consequences to tendering holders of Existing Debentures and to the Company resulting from the (i) exchange of Existing Debentures for New Collateralized Debentures pursuant to the Exchange Offer and (ii) ownership and disposition of New Collateralized Debentures.

         This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, IRS rulings and pronouncements, reports of congressional committees, judicial decisions and current administrative rulings and practice. No assurance can be given that future legislative, judicial or administrative actions, which may be retroactive in effect, will not affect the accuracy of any statement in this disclosure with respect to transactions entered into prior to the effective date of the change.

         This summary is general in nature and does not discuss all aspects of federal income taxation that may be relevant to a particular holder in light of such holder's individual circumstances or to certain types of holders subject to special treatment under the federal income tax laws (for example, dealers in securities, individual retirement accounts, banks, life insurance companies, tax-exempt organizations and foreign taxpayers). In addition, this summary does not discuss any aspect of state, local or foreign taxation or any United States tax consequences other than income tax (for example, estate or gift tax) consequences that may be applicable to particular investors.

         For purposes of this summary, an Exchanging Holder is presumed to hold his Existing Debentures and New Collateralized Debentures as "capital assets" (generally property held for investment) within the meaning of Section 1221 of the Code. Further, this summary assumes that the Existing and New Collateralized Debentures will be treated as debt and not equity for federal income tax purposes.

         No rulings have been requested or received from the IRS as to any of the matters described herein. Accordingly, there can be no assurance that the IRS will not take a different position concerning the tax consequences described herein. No opinion of counsel has been or will be issued with respect to the tax matters discussed herein.

         EACH HOLDER OF EXISTING DEBENTURES SHOULD CONSULT WITH HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE HOLDER OF PARTICIPATION IN THE EXCHANGE, AND THE OWNERSHIP AND DISPOSITION OF NEW COLLATERALIZED DEBENTURES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

QUALIFICATION OF THE EXCHANGE AS A RECAPITALIZATION

         The federal income tax consequences of the exchange of Existing Debentures for New Collateralized Debentures pursuant to the Exchange Offer (the "Exchange") depends primarily on whether the Exchange will qualify as a recapitalization under Section 368(a)(1)(E) of the Code. The Exchange should qualify as a recapitalization if both the Existing Debentures and the New Collateralized Debentures are "securities" for federal income tax purposes. The term "security" is not defined in the Code or in the regulations promulgated thereunder and has not been clearly defined by judicial decisions. Whether a debenture will qualify as a "security" for purposes of Section 368(a)(1)(E) depends upon an overall evaluation of the nature of the debt instrument, with one of the most significant factors being the term thereof. In general, the longer the term of a debt instrument, the greater the likelihood that it will be considered a "security." Instruments with a maturity of less than five years generally are less likely to be treated as "securities" for federal income tax purposes.

         The Company intends to report the Exchange as a recapitalization based upon its belief that both the Existing Debentures and the New Collateralized Debentures should be "securities" for federal income tax purposes. Because such determinations are fact specific, there can be no assurance that the IRS will respect such characterization. The remaining discussion assumes that the Exchange is a recapitalization for federal income tax purposes.

TENDERING HOLDERS

         Gain or Loss on the Exchange

         Assuming the Exchange is a recapitalization, an Exchanging Holder will recognize no gain or loss on the receipt of a New Collateralized Debenture solely in exchange for an Existing Debenture. The Exchanging Holder's tax basis in the New Collateralized Debenture will equal the Exchanging Holder's tax basis in the Existing Debentures. The Exchanging Holder's holding period in the New Collateralized Debentures will include his holding period in the Existing Debentures.

         Payments of Qualified Stated Interest

         Existing Debentures. The Existing Debentures pay interest at a stated rate of 7%. The Company expects to accrue and pay all stated interest on the Existing Debentures as of the effective date of the Exchange. The stated interest paid on the Existing Debentures should be included as interest income of such holders of the Existing Debentures in accordance with their respective methods of accounting.

         New Collateralized Debentures. The New Collateralized Debentures will pay interest at a stated rate of 8.5%. The stated interest paid on the New Collateralized Debentures should be included as interest income of holders of the New Collateralized Debentures in accordance with their respective methods of accounting.

         Original Issue Discount

         General. If a debt obligation bears original issue discount ("OID"), the holder of such debt obligation is required to include such OID in income as interest income on a constant yield to maturity method basis, in advance of the receipt of the cash payments to which such income is attributable and generally in increasing amounts over the life of the debt obligation.

         The total amount of OID with respect to a debt obligation will be equal to the excess of the stated redemption price at maturity ("SRPM") of such debt obligation over the "issue price" of such debt obligation. The SRPM of a debt obligation is the sum of all payments, whether denominated as interest or principal, required to be made on such debt obligation other than payments of qualified stated interest ("QSI"). A QSI payment is generally any one of a series of stated interest payments on a debt obligation that is unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the debt obligation. The "issue price" of a debt obligation is determined based on a combination of whether such debt obligation is issued in exchange for cash or other property and whether either such debt obligation or the property for which it is exchanged is publicly traded. If a new debt obligation is issued in exchange for an existing debt obligation and the new debt obligation is publicly traded, then the issue price of the new debt obligation will be the fair market value of the new debt obligation. If the new debt obligation is not publicly traded but is issued in exchange for a debt obligation that is publicly traded, then the issue price of the new debt obligation will be the fair market value of the publicly traded existing debt obligation.

         Holders are not required to report OID on a constant yield to maturity method basis, however, if the OID is de minimus. OID on a debt obligation will be treated as de minimus if the OID is less than 0.25% of the SRPM of such debt obligation multiplied by the number of complete years to the maturity of the debt obligation.

         The amount of OID required to be included in a holder's income for any taxable year (regardless of whether the holder uses the cash or accrual method of accounting) is the sum of the daily portions of OID with respect to the debt obligation for each day during the taxable year or portion of the taxable year in which the holder holds such debt obligations ("accrued original issue discount"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a debt obligation may be of any length selected by the holder and may vary in length over the term of the debt obligation as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the debt obligation occurs on either the first or final day of an accrual period. The amount of OID allocable to each accrual period will be equal to the excess of (a) the product of the adjusted issue price of the debt obligation at the beginning of an accrual period and the yield to maturity of such debt obligation (determined on the basis of a compounding assumption that reflects the length of the accrual period) over (b) the sum of the payments of QSI on the debt obligation allocable to the accrual period. The adjusted issue price of a debt obligation at the beginning of an accrual period will be equal to its original issue price increased by all previously accrued OID (disregarding any reduction on account of acquisition premium described below) and reduced by the amount of all previous cash payments on the debt obligation (other than a payment of QSI). The yield to maturity is that interest rate, expressed as a constant annual interest rate, that when used in computing the present value of all payments of principal and interest to be paid in connection with the debt obligation produces an amount equal to the issue price of the debt obligation.

         Existing Debentures. The Existing Debentures bear OID, and the Company has reported such OID to the holders of Existing Debentures annually. Holders of Existing Debentures are required to include such OID in income as interest income. Exchanging Holders will be required to include in their gross income as ordinary interest income an amount equal to the sum of the daily portions of OID that has accrued but has not been included in such Exchanging Holder's gross income from the last accrual period through the effective date of the Exchange.

         New Collateralized Debentures. The OID on the New Collateralized Debentures will equal the OID which has not yet accrued on the Existing Debentures at the Effective Time of the Exchange. Exchanging Holders who receive New Collateralized Debentures will be required to include OID as determined above in income as ordinary interest income on a constant yield to maturity method basis, in advance of the receipt of the cash payments to which such income is attributable. See "Original Issue Discount -- General", above.

         Acquisition Premium

         If a holder of a debt obligation acquired such debt obligation by purchase subsequent to its original issuance for an amount greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the debt obligation after its purchase by such holder other than payments of QSI, such holder will be considered to have purchased such debt obligation at an "acquisition premium." The amount of OID that such holder includes in gross income with respect to such debt obligation for any taxable year is generally reduced by the portion of such acquisition premium properly allocable to such year.

         If an Exchanging Holder acquired an Existing Debenture at an acquisition premium and the Exchange is treated as a recapitalization for federal income tax purposes, any remaining acquisition premium would carry over to the New Collateralized Debenture. Any acquisition premium carried over to a New Collateralized Debenture would accrue over the remaining term of the New Collateralized Debenture and reduce the amount of OID that such Exchanging Holder includes in gross income with respect to such New Collateralized Debenture for any taxable year by the portion of such acquisition premium properly allocable to such year.

         Market Discount

         In general, if a holder purchases, subsequent to its original issuance, a debt obligation for an amount that is less than its "revised issue price" as of the purchase date, the amount of the difference generally will be treated as "market discount." The Code provides that the revised issue price of a debt obligation equals its issue price plus the amount of OID includable in the income of all holders for periods prior to the purchase date (disregarding any deduction for acquisition premium). Under a de minimus exception, however, there would be no market discount if the excess of the SRPM of the obligation less any unamortized OID over the holder's tax basis is less than 0.25% of the SRPM multiplied by the number of complete years to the maturity of the obligation.

         Under the market discount rules generally, a holder will be required to treat any gain recognized on the maturity or disposition of debt obligation as ordinary income to the extent of the market discount that has accrued while the instrument was held by such holder and that has not previously been included in income. In addition, the holder may be required to defer, until the maturity date of a debt obligation or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such debt obligation.

         Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt obligation, unless the holder elects to accrue market discount on a constant interest method. Also, a holder of a debt obligation may elect to include market discount in income currently as it accrues (under either the ratable or constant interest method). This election to include currently, once made applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a holder of a debt obligation makes such an election, the foregoing rules with respect to the deferral of interest deductions on debt incurred or maintained to purchase or carry such debt instruments would not apply.

         Based on the legislative history to the market discount provisions, Treasury Regulations are expected to be issued that would provide exchanges of market discount bonds in a tax free recapitalization would not cause recognition of accrued market discount. If such regulations are promulgated and are applicable to the Exchange and the Exchange is treated as a recapitalization for federal income tax purposes, any accrued market discount on the Existing Debentures would not be treated as ordinary income at the time of the Exchange, but the market discount (including accrued market discount) would carry over to the New Collateralized Debentures issued in exchange therefor.

OTHER FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED
WITH OWNERSHIP OF NEW COLLATERALIZED DEBENTURES

         Tax Basis

         Generally, a holder's tax basis in New Collateralized Debentures will be increased by the amount of OID, if any, that is included in the holder's income pursuant to the foregoing rules through the day preceding the date of disposition and will be decreased by the amount of any cash payments received, other than payments of QSI.

         OID

         The New Collateralized Debentures will bear OID. A holder of a New Collateralized Debentures will be required to include OID as determined above in income as ordinary interest income on a constant yield to maturity method basis, in advance of the receipt of the cash payments to which such income is attributable. See "Original Issue Discount -- General", above. The Company will furnish annually to the IRS and to record holders of New Collateralized Debentures information relating to the OID accruing during the calendar year.

         Sale or Redemption

         The sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of New Collateralized Debentures generally will be a taxable event for federal income tax purposes. A holder of New Collateralized Debentures generally will recognize gain or loss on the disposition of such instruments equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition of a New Collateralized Debenture (other than in respect of accrued but unpaid QSI thereon) and (ii) the holder's adjusted tax basis in such debt instrument. Except as described above regarding market discount, or attributable to accrued but unpaid interest, such gain or loss will be capital gain or loss, provided the New Collateralized Debentures are capital assets in the hands of the holder disposing of such New Collateralized Debentures. In addition, such capital gain will be taxed at a maximum rate of 28% if such holder held the New Collateralized Debenture for a period greater than 12 months but 18 months or less as of the effective date of the disposition and at a maximum rate of 20% if such holder held New Collateralized Debentures for a period greater than 18 months as of the effective date of the disposition.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Backup withholding and information reporting requirements may apply to certain payments of principal and interest on an Existing Debenture or a New Collateralized Debenture, and to proceeds of the sale or redemption of a New Collateralized Debenture before maturity. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if the holder of an Existing Debentures or a New Collateralized Debentures (i) fails to furnish his, her or its social security or other taxpayer identification number ("TIN") within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Any amount withheld from a payment to a holder under backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the Service. Holders of Existing Debentures and New Collateralized Debentures should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such an exemption.

CERTAIN EFFECTS OF THE EXCHANGE OFFER TO THE COMPANY

         Cancellation of Debt Income

         In general, the acquisition of a debt obligation by the obligor at less than its face amount (or, in the case of an obligation issued with OID, its adjusted issue price) gives rise to cancellation of debt ("COD") income which, absent an applicable exception, must be included in the obligor's gross income for federal income tax purposes.

         Under general rules governing COD income, the Company would realize COD income on the Exchange Offer to the extent that the adjusted issue price of the Existing Debentures exchanged, exceeds the issue price of the New Collateralized Debentures. As noted above, the issue price of the New Collateralized Debentures will likely be the fair market value of the New Collateralized Debentures, assuming the New Collateralized Debentures are publicly traded. It is unclear whether the fair market value of the New Collateralized Debentures will be greater than the adjusted issue price of the Existing Debentures at the Effective Date of the Exchange and, as such, whether the acquisition of Existing Debentures by the Company pursuant to the Exchange Offer will result in COD income to the Company. The Company, however, believes that the acquisition of Existing Debentures pursuant to the Exchange Offer will not result in any COD income to the Company. If any COD income were recognized, however, then such income would be includable in the Company's gross income for the taxable year in which the Exchange occurs.

         THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH HOLDER OF AN EXISTING DEBENTURE OR A NEW COLLATERALIZED DEBENTURE SHOULD CONSULT WITH SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE CONSUMMATION OF THE EXCHANGE OFFER, AND THE OWNERSHIP AND DISPOSITION OF NEW COLLATERALIZED DEBENTURES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME TAX.

                              AVAILABLE INFORMATION

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission an application on Form T-3 under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), which application contains additional information relating to the Company and the New Collateralized Debentures, and will be subject to the informational reporting requirements of the Trust Indenture Act. Such reports, proxy statements and other information filed with the Commission, including the application on Form T-3 and the exhibits thereto (including the form of New Indenture pursuant to which New Collateralized Debentures are to be issued), are available for inspection at, and copies may be obtainable upon payment of the fees prescribed therefor by the rules and regulations of the Commission from the public reference of the Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and at the Regional Offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511. In addition, certain material filed by the Company can be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and at the Commission site on the Internet at http://www.sec.gov.

                         THE HALLWOOD GROUP INCORPORATED
                            3710 Rawlins, Suite 1500
                               Dallas, Texas 75219
                            Telephone: (800) 225-0135
                              Attention: Mary Doyle


                  The Exchange Agent for the Exchange Offer is:


                       STATE STREET BANK AND TRUST COMPANY
                             Two International Place
                           Boston, Massachusetts 02110
                            Attn: Jacqueline Bonhomme
                            Telephone: (617) 664-5419
                            Facsimile: (617) 664-5150

                The Information Agent for the Exchange Offer is:

                            HALLWOOD PETROLEUM, INC.
                    4582 S. Ulster Street Parkway, Suite 1700
                             Denver, Colorado 80237
                                 (800) 882-9225



The Old Indenture Trustee is:                    The New Indenture Trustee is:

NORWEST BANK MINNESOTA,                          BANK ONE, N.A.
NATIONAL ASSOCIATION                             100 East Broad Street
Norwest Center                                   Columbus, Ohio  43271-0181
Sixth & Marquette                                Attention:  David Knox
Minneapolis, Minnesota 55479-0069                Telephone:   (614) 248-6229
Attention:  Raymond Haverstock                   Facsimile:   (614) 248-5195
Telephone:   (612) 667-7364
Facsimile:   (612) 667-9825

                                   APPENDIX A

                      SECURITY POOL FOR EXISTING DEBENTURES
                        AND NEW COLLATERALIZED DEBENTURES
                            COMBINING BALANCE SHEETS
                                 MARCH 31, 1998
                                 (IN THOUSANDS)

                                                BROOKWOOD
                                                COMPANIES                          BROCK SUITE
                                              INCORPORATED        HALLWOOD        HOTELS, INC.       COMBINED
                                             & SUBSIDIARIES     HOTELS, INC.     & SUBSIDIARIES        TOTAL
                                             --------------     ------------     --------------      --------
 ASSETS
    TEXTILE PRODUCTS
       Inventories..........................    $19,681                                              $19,681
       Receivables..........................     17,514                                               17,514
       Property, plant and equipment, net...      8,816                                                8,816
       Other................................        877                                                  877
       Cash and cash equivalents............         48                                                   48
                                               --------                                              -------
                                                 46,936                                               46,936
    HOTELS
       Properties, net......................                    $ 3,253             $10,856           14,109
       Receivables and other assets.........                        958                 983            1,941
       Intercompany advance (payable).......                      2,061                 (78)           1,983
       Restricted cash......................                        235                 435              670
       Cash and cash equivalents............                         46                 (98)             (52)
                                                                -------             -------          -------
                                                                  6,553              12,098           18,651
                                                                -------             -------          -------

          TOTAL.............................   $ 46,936         $ 6,553             $12,098          $65,587
                                               ========         =======             =======          =======

LIABILITIES AND STOCKHOLDERS EQUITY
    TEXTILE PRODUCTS
       Loan payable.........................   $ 13,600                                              $13,600
       Accounts payable and
          accrued expenses..................     11,996                                               11,996
                                               --------                                              -------
                                                 25,596                                               25,596
    HOTELS
       Loans payable........................                                        $11,981           11,981
       Accounts payable and
          accrued expenses..................                    $   857                 612            1,469
                                                                -------             -------          -------
                                                                    857              12,593           13,450
                                                                -------             -------          -------
          Total liabilities.................     25,596             857              12,593           39,046

    STOCKHOLDERS' EQUITY
       Common stock.........................        100               1                   1              102
       Preferred stock......................     13,000              --                  --           13,000
       Additional paid-in capital...........      4,342          11,999                 999           17,340
       Accumulated income (deficit).........      3,898          (6,304)             (1,495)          (3,901)
                                               --------         -------             -------          -------

          Total stockholders' equity.......      21,340           5,696                (495)          26,541
                                               --------         -------             -------          -------

          TOTAL.............................   $ 46,936         $ 6,553             $12,098          $65,587
                                               ========         =======             =======          =======


            See accompanying notes to combining financial statements.

                      SECURITY POOL FOR EXISTING DEBENTURES
                        AND NEW COLLATERALIZED DEBENTURES
                       COMBINING STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)


                                                BROOKWOOD
                                                COMPANIES                          BROCK SUITE
                                              INCORPORATED        HALLWOOD        HOTELS, INC.       COMBINED
                                             & SUBSIDIARIES     HOTELS, INC.     & SUBSIDIARIES        TOTAL
                                             --------------     ------------     --------------      --------

    TEXTILE PRODUCTS
       Sales  .............................    $ 91,552                                              $91,552

       Cost of sales.......................      79,473                                               79,473
       Administrative and selling
          expenses.........................       9,072                                                9,072
       Interest............................       1,030                                                1,030
                                               --------                                              -------
                                                 89,575                                               89,575
                                               --------                                              -------
          Income from textile
              products operations..........       1,977                                                1,977

    HOTELS
       Sales  .............................                       $13,843            $ 7,195         $21,038

       Operating expenses..................                        12,558              4,932          17,490 (A)
       Depreciation and amortization.......                         1,456              1,235           2,691 (B)
       Interest............................                            --              1,444           1,444
                                                                  -------            -------         -------
                                                                   14,014              7,611          21,625
                                                                  -------            -------         -------
          Income (loss) from
              hotel operations.............                          (171)              (416)           (587)
                                                                  -------            -------         -------

    Income before income taxes
       and extraordinary loss..............       1,977              (171)              (416)          1,390
    Income taxes (benefit).................         791                --                (18)            773 (C)
                                               --------           -------            -------         -------

    Income (loss) before extraordinary
       loss   .............................       1,186              (171)              (398)            617
    Extraordinary loss from
       extinguishment of debt..............          --                --                677             677
                                               --------           -------            -------         -------

NET INCOME (LOSS)..........................    $  1,186           $  (171)           $(1,075)        $   (60)
                                               ========           =======            =======         =======


            See accompanying notes to combining financial statements.

                      SECURITY POOL FOR EXISTING DEBENTURES
                        AND NEW COLLATERALIZED DEBENTURES
                        COMBING STATEMENTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                 (IN THOUSANDS)

                                                BROOKWOOD
                                                COMPANIES                          BROCK SUITE
                                              INCORPORATED        HALLWOOD        HOTELS, INC.       COMBINED
                                             & SUBSIDIARIES     HOTELS, INC.     & SUBSIDIARIES        TOTAL
                                             --------------     ------------     --------------      --------
    TEXTILE PRODUCTS
       Sales  .............................    $ 23,315                                                $23,315

       Cost of sales.......................      20,158                                                 20,158
       Administrative and selling
          expenses.........................       2,263                                                  2,263
       Interest ...........................         269                                                    269
                                               --------                                                -------
                                                 22,690                                                 22,690
                                               --------                                                -------
          Income from textile products
              operations...................         625                                                    625

    HOTELS
       Sales  .............................                       $ 3,291            $ 1,707             4,998

       Operating expenses..................                         3,249              1,301             4,550 (A)
       Depreciation and amortization.......                           317                314               631 (B)
       Interest............................                            --                252               252
                                                                  -------            -------           -------
                                                                    3,566              1,867             5,433
                                                                  -------            -------           -------
          Income (loss) from hotel
              operations...................                          (275)              (160)             (435)
                                                                  -------            -------           -------

       Income (loss) before income taxes            625              (275)              (160)              190
       Income taxes........................         250                --                  1               251 (C)
                                                -------           -------            -------           -------

    NET INCOME (LOSS)......................     $   375           $  (275)           $  (161)          $   (61)
                                                =======           =======            =======           =======


            See accompanying notes to combining financial statements.

                    SECURITY POOL FOR EXISTING DEBENTURES AND
                          NEW COLLATERALIZED DEBENTURES
                     NOTES TO COMBINING FINANCIAL STATEMENTS


A. Includes an intercompany management fee to The Hallwood Group Incorporated of $500,000 for the year ended December 31, 1997 and $125,000 for the three months ended March 31,1998. This represents an annual fee of $100,000 for each of the five hotel properties

B. Excludes amortization of pre-operating costs in the amount of $38,000 and $10,000 for the year ended December 31, 1997 and three months ended March 31, 1998, respectively, attributable to costs incurred by The Hallwood Group Incorporated in connection with the development of its condominium resort management business.

C. The Company has a Federal tax-sharing agreement with its Brookwood Companies Incorporated subsidiary, which requires Brookwood to record federal income taxes as if it filed a separate income tax return. Any amounts due or recoverable are presented as a liability to, or receivable from, the Company in lieu of federal income taxes. No such tax-sharing agreement exists with the Hallwood Hotels, Inc. as Brock Suite Hotels, Inc. subsidiaries.